INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _______)

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☑	Definitive proxy statement		Commission only (as permitted
☐	Definitive additional materials		by Rule 14a-6(e)(2))
☐	Soliciting material under Rule 14a-12

ABERCROMBIE & FITCH CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
(614) 283-6500

May 10, 2007

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Wednesday, June 13, 2007, at our executive offices located at 6301 Fitch Path, New Albany, Ohio 43054. I hope that you will all be able to attend and participate in the Annual Meeting, at which time we will have the opportunity to review the business and operations of our Company.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement are attached, and the matters to be acted upon by our stockholders are described in the Notice of Annual Meeting of Stockholders. Our Investor Relations telephone number is (614) 283-6500 should you require assistance in finding the location of the Annual Meeting. Directions to our executive offices may also be found on our website (www.abercrombie.com) on the “Investors” page.

It is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the attached Proxy Statement, please sign, date and return the enclosed form of proxy. Alternatively, you may vote electronically through the Internet or by telephone in accordance with the instructions on your form of proxy. Your vote is important regardless of the number of shares you own.

Sincerely yours,

Michael S. Jeffries
Chairman and Chief Executive Officer

Abercrombie & Fitch Co.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On June 13, 2007
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
VOTING AT THE ANNUAL MEETING
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT — TERMINATION PROVISIONS
EQUITY COMPENSATION PLANS
PROPOSAL TO APPROVE THE ABERCROMBIE AND FITCH CO. INCENTIVE COMPENSATION PERFORMANCE PLAN
ABERCROMBIE & FITCH CO. INCENTIVE COMPENSATION PERFORMANCE PLAN
REQUIRED VOTE
PROPOSAL TO APPROVE ADOPTION OF THE ABERCROMBIE & FITCH CO. 2007 LONG-TERM INCENTIVE PLAN
REQUIRED VOTE
AUDIT COMMITTEE MATTERS
Fees of Independent Registered Public Accounting Firm
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REQUIRED VOTE
STOCKHOLDER PROPOSALS
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
OTHER MATTERS
ABERCROMBIE & FITCH CO. 2007 LONG-TERM INCENTIVE PLAN

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 13, 2007

May 10, 2007

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Abercrombie & Fitch Co. (the “Company”) will be held at the executive offices of the Company located at 6301 Fitch Path, New Albany, Ohio 43054, on Wednesday, June 13, 2007, at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors to serve for terms of three years each.

2.	To approve the Abercrombie & Fitch Co. Incentive Compensation Performance Plan.

3.	To approve the Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

5.	To transact any other business which properly comes before the Annual Meeting or any adjournment.

Only stockholders of record, as shown by the transfer books of the Company, at the close of business on April 17, 2007, are entitled to receive notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Michael S. Jeffries
Chairman and Chief Executive Officer

PLEASE FILL IN, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, YOU MAY ENSURE YOUR SHARES ARE VOTED AT THE ANNUAL MEETING BY SUBMITTING YOUR INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY. PLEASE SEE THE PROXY STATEMENT AND FORM OF PROXY FOR DETAILS ABOUT ELECTRONIC VOTING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
(614) 283-6500

PROXY STATEMENT

Dated May 10, 2007

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 13, 2007

This Proxy Statement is being furnished to stockholders of Abercrombie & Fitch Co. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders to be held on Wednesday, June 13, 2007 (the “Annual Meeting”), or any adjournment. The Annual Meeting will be held at 10:00 a.m., local time, at the Company’s executive offices located at 6301 Fitch Path, New Albany, Ohio 43054. This Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on or about May 10, 2007.

A form of proxy for use at the Annual Meeting accompanies this Proxy Statement and is solicited by the Board. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning the enclosed form of proxy. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, stockholders may give voting instructions electronically via the Internet or by using the toll-free telephone number stated on the form of proxy. The deadline for stockholders to transmit voting instructions electronically via the Internet or telephonically is 11:59 p.m., local time in New Albany, Ohio, on June 12, 2007. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by such stockholders.

Stockholders holding shares in “street name” with a broker/dealer, financial institution or other holder of record should review the information provided to them by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the “street name” shares and how to revoke previously given instructions.

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving notice of revocation to the Company in writing, by accessing the Internet site, by using the toll-free number stated on the form of proxy or, if you are a registered stockholder, by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by choosing one of the following options: executing and returning to the Company a later-dated form of proxy; submitting a later-dated vote through the Internet site or the toll-free telephone number stated on the form of proxy; or, if you are a registered stockholder, voting at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of your proxy.

The Company will bear the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying form of proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access and telephone usage charges mentioned above. Solicitation of proxies may be made by associates of the Company via mail or by telephone, mailgram, facsimile, electronic transmission or personal contact without further compensation therefor. The Company has retained Georgeson Shareholder Communications Inc., New York, New York, to aid in the solicitation of proxies with respect to shares held by broker/dealers, financial institutions, and other custodians, fiduciaries and nominees for a fee of approximately $7,000, plus expenses. The Company will reimburse its transfer agent, broker/dealers, financial institutions, and other custodians, fiduciaries and nominees for their reasonable costs in sending proxy materials to stockholders.

Our Annual Report to Stockholders for the fiscal year ended February 3, 2007 (“Fiscal 2006”) is being delivered with this Proxy Statement.

VOTING AT THE ANNUAL MEETING

The shares entitled to vote at the Annual Meeting consist of shares of the Class A Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, with each share entitling the holder of record to one vote. There are no cumulative voting rights in the election of directors. At the close of business on April 17, 2007, the record date for the Annual Meeting, there were 87,762,791 shares of Common Stock outstanding. A quorum for the Annual Meeting is one-third of the outstanding shares of Common Stock.

The results of stockholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting. Shares of Common Stock represented by properly executed proxies returned to the Company prior to the Annual Meeting or represented by properly authenticated electronic votes recorded through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting.

Those shares of Common Stock represented by properly executed proxies, or properly authenticated votes recorded electronically through the Internet or by telephone, that are received prior to the Annual Meeting and not revoked, will be voted as directed by the stockholders. All valid proxies received prior to the Annual Meeting which do not specify how shares of Common Stock should be voted will be voted “FOR” the election of the nominees of the Board listed below under “ELECTION OF DIRECTORS”, “FOR” the approval of the Abercrombie & Fitch Co. Incentive Compensation Performance Plan, “FOR” the approval of the Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

Under the applicable rules of the New York Stock Exchange (“NYSE”), the election of directors and ratification of the Company’s independent registered public accounting firm are considered “routine” items upon which broker/dealers, who hold their clients’ shares of Common Stock in street name, may vote shares in their discretion on behalf of their clients if those clients have not furnished voting instructions within the required time frame before the Annual Meeting. The approval of the Abercrombie & Fitch Co. Incentive Compensation Performance Plan and the approval of the Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan are not considered “routine” items, and therefore, discretionary voting by broker/dealers is not permitted with respect to those items.

ELECTION OF DIRECTORS

There are currently ten individuals serving as members of the Board — three in the class whose terms expire at the Annual Meeting, three in the class whose terms expire in 2008 and four in the class whose terms expire in 2009. However, at the Annual Meeting only two directors are being nominated for election. The Board has reduced the size of the Board from ten to nine directors. Accordingly, votes may not be cast for a greater number of nominees than the two nominees named in this proxy statement. After the Annual Meeting and the election of two members of the Board, the Board will consist of nine members — two in the class whose terms will expire in 2010, three in the class whose terms expire in 2008 and four in the class whose terms expire in 2009.

Nominees

Two members of the Board will be elected at the Annual Meeting. Directors elected at the Annual Meeting will hold office for a three-year term expiring at the Annual Meeting of Stockholders in 2010 or until their successors are elected and qualified. The nominees of the Board for election at the Annual Meeting, each of whom was approved by the Nominating and Board Governance Committee, are identified below. The individuals named as proxies in the form of proxy solicited by the Board intend to vote the shares of Common Stock represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed on the form of proxy. If any nominee who would otherwise receive the required number of votes becomes unable or unwilling to serve as a candidate for election as a director, the individuals designated to vote the proxies reserve full discretion to vote the shares of Common Stock represented by the proxies they hold for the election of the remaining nominee and for the election of any substitute nominee designated by the Board upon recommendation by the Nominating and Board Governance Committee. The Board has no reason to believe that any of the nominees of the Board will be unavailable or unable to serve as a director if elected.

The two nominees receiving the greatest number of votes will be elected as directors. Shares of Common Stock as to which the authority to vote is withheld will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. Proxies may not be voted for more than two nominees.

The information set forth in the table below concerning the principal occupation, other affiliations and business experience of each nominee for re-election as a director, as of April 17, 2007, has been furnished to the Company by each nominee.

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

John A. Golden (62)	Mr. Golden is President of John A. Golden Associates, Inc., a financial advisory and investment firm, and a retired partner of The Goldman Sachs Group, L.P., an investment banking firm. Mr. Golden also serves as the Chair of the Board of Trustees of Colgate University.	1998

Edward F. Limato (70)	Mr. Limato is Co-President of International Creative Management, Inc. (“ICM”) where he serves as an operating head running the day-to-day aspects of the agency. Mr. Limato originally joined the Ashley Famous Agency, which subsequently became IFA, one of ICM’s predecessor agencies. He worked at ICM until 1978, and then was a senior executive at the William Morris Agency before rejoining ICM in 1988. He personally represents many important actors and movie stars and his company also represents numerous directors and artists in theater, music, and publishing. Mr. Limato is also on the Board of Directors for the Motion Picture and Television Fund, The Los Angeles Conservancy and the American Cinematheque.	2003

Both of the nominees are directors standing for re-election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF
THE NOMINEES LISTED ABOVE.

Directors

The information set forth in the table below concerning the principal occupation, other affiliations and business experience of each continuing director, as of April 17, 2007, has been furnished to the Company by each director.

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

Directors Whose Terms Continue until the 2008 Annual Meeting
Russell M. Gertmenian (59)	Mr. Gertmenian has been a partner with Vorys, Sater, Seymour and Pease LLP since 1979. Mr. Gertmenian became the Managing Partner of the firm in January 2007 and also serves as Chairman of the firm’s Executive Committee. Mr. Gertmenian also serves as a director of AirNet Systems, Inc.	1999
Archie M. Griffin (52)	Mr. Griffin has been the President and Chief Executive Officer of The Ohio State University Alumni Association, Inc. since January 2004. Prior thereto, he served as the Associate Director of Athletics at The Ohio State University, Columbus, Ohio, from 1994 to 2003, after serving more than nine years in various positions within the Athletic and Employment Services Departments at The Ohio State University. Mr. Griffin also serves as a director of Motorists Mutual Insurance Company and the Ohio Auto Club and is a member of the Columbus Metropolitan Library Foundation Board, the Columbus Recreation and Parks Commission board and the governing committee for The Columbus Foundation.	2000
Allan A. Tuttle (67)	Mr. Tuttle served as General Counsel to the Gucci Group N.V., a multi-brand luxury goods company, from 1997 until 2004, and thereafter he served as a legal consultant to that company until September 2005. Before joining the Gucci Group N.V., Mr. Tuttle maintained a litigation practice with Patton Boggs LLP, where he remains an inactive partner. Prior to joining Patton Boggs LLP in 1977, Mr. Tuttle served as Assistant U.S. Attorney, as Assistant to the Solicitor General of the United States and as Solicitor for the Federal Power Commission.	2005
Directors Whose Terms Continue until the 2009 Annual Meeting
James B. Bachmann (64)	Mr. Bachmann retired in 2003 as Managing Partner of the Columbus, Ohio office of Ernst & Young LLP, after serving in various management and audit engagement partner roles in his 36 years with the firm. Mr. Bachmann also serves as a director and Chairman of the audit committee of Lancaster Colony Corporation.	2003

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

Lauren J. Brisky (56)	Ms. Brisky is the Vice Chancellor for Administration and Chief Financial Officer of Vanderbilt University. She serves as the financial liaison for Vanderbilt University’s Audit, Budget and Executive Committees and is responsible for the University’s financial management as well as administrative infrastructure which includes such areas as facilities and construction, human resources, information systems and business operations. She served as Associate Vice Chancellor for Finance of Vanderbilt from 1988 until her 1999 appointment to Vice Chancellor. Ms. Brisky has also held positions at the University of Pennsylvania, Cornell University, and North Carolina State University. She serves on the Board of Trustees for Simmons College, where she is Chair of the Finance Committee, and a member of the Executive and Compensation Committees.	2003
Michael S. Jeffries (62)	Mr. Jeffries currently serves as Chairman of the Company and has done so since May 1998. Mr. Jeffries has been Chief Executive Officer of the Company since February 1992. From February 1992 until May 1998, Mr. Jeffries held the title of President of the Company. Under the terms of the Amended and Restated Employment Agreement, dated as of January 30, 2003, between the Company and Mr. Jeffries, the Company is obligated to cause Mr. Jeffries to be nominated as a director of the Company during his employment term.	1996
John W. Kessler (71)	Mr. Kessler has been the owner of John W. Kessler Company, a real estate development company, since 1972 and Chairman of The New Albany Company, a real estate development company, since 1988. Mr. Kessler also serves as a director of JPMorgan Chase & Co.	1998

Certain Relationships and Related Transactions

The Board of Directors reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Code of Conduct adopted by the Board addresses conflicts of interest which arise when a director, officer, or associate has an interest in a transaction to which the Company is a party. If a potential conflict arises concerning a director or officer of the Company, the potential conflict is to be disclosed to the Chair of the Audit Committee of the Board for review and disposition. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in the Company’s proxy statement.

Mr. Gertmenian, a director of the Company, is a partner with Vorys, Sater, Seymour and Pease LLP, and serves as Chairman of the firm’s Executive Committee and as the managing partner of the firm. Vorys, Sater, Seymour and Pease LLP rendered legal services to the Company during Fiscal 2006, for which the Company paid approximately $4.4 million in fees and approximately $1.6 million in expense reimbursements. Mr. Gertmenian is also affiliated with a charitable organization to which the Company made contributions (not in excess of $200,000) during Fiscal 2006.

Mr. Kessler, a director of the Company, has a son-in-law, Thomas D. Lennox, who is employed in a non-executive officer position as Vice-President, Corporate Communications and who received approximately $310,000 in compensation (including a restricted stock unit grant) and benefits in Fiscal 2006.

Pursuant to the indemnification provisions contained in the Company’s By-laws, the Company is paying the legal fees incurred by current and former executive officers and directors in connection with the lawsuits against the Company, the derivative lawsuits on behalf of the Company and the investigation by the Securities and Exchange Commission (the “SEC”) described in the Company’s 2006 Annual Report on Form 10-K filed on March 30, 2007. During Fiscal 2006, the Company advanced approximately $2.3 million for such fees on behalf of such current and former executive officers and directors. Each such executive officer and director has undertaken to repay to the Company any expenses advanced by the Company should it be ultimately determined that the executive officer or director was not entitled to indemnification by the Company. The Company expects to be reimbursed for most of these fees under one or more of its insurance policies.

Director Independence

The Board has reviewed, considered and discussed each director’s relationships, either directly or indirectly, with the Company and its subsidiaries in order to determine whether such director meets the independence requirements of the applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”). The Board has determined that a majority of the directors qualify as independent under the NYSE Rules. Specifically, the Board has determined that each of James B. Bachmann, Daniel J. Brestle, Lauren J. Brisky, John A. Golden, Archie M. Griffin, John W. Kessler, Edward F. Limato and Allan A. Tuttle has no relationship with the Company either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship, that would be inconsistent with a determination of independence under the NYSE Rules. The Board specifically considered a number of circumstances in the course of reaching this conclusion, including the relevant relationships described above under the caption “Certain Relationships and Related Transactions” as well as the facts that (a) Mr. Kessler’s son-in-law is on the Board of Trustees of the Children’s Hospital Foundation of the Columbus Children’s Hospital, and the Company has pledged a conditional donation of $1.0 million a year for ten years (2006-2015) to the Columbus Children’s Hospital (a wing of which will bear the name of the Company), (b) Messrs. Bachmann, Griffin and Kessler, Mr. Bachmann’s spouse, Mr. Kessler’s spouse and one of Mr. Kessler’s children are affiliated with certain charitable organizations to which the Company made contributions during Fiscal 2006 (in no case in excess of $200,000), (c) Mr. Bachmann is a former partner of Ernst & Young LLP, a firm engaged by the Company from time to time to perform non-audit services and to which the Company paid fees during Fiscal 2006 not in excess of $190,000, and (d) Mr. Golden is a former partner of Goldman Sachs, to which the Company paid fees during Fiscal 2006 not in excess of $60,000. Mr. Jeffries does not qualify as independent because he is an executive officer of the Company.

Mr. Gertmenian does not qualify as independent because he is a partner of a law firm that has performed services and will continue to perform services for the Company.

There are no family relationships among any of the directors and executive officers of the Company.

Please see the Company’s Annual Report on Form 10-K filed on March 30, 2007 for information about the Company’s executive officers.

Meetings of and Communications with the Board

The Board held nine meetings during Fiscal 2006. All of the directors attended 75% or more of the aggregate of the total number of meetings of the Board and of committees of the Board on which they served that were held during the period they served.

Although the Company does not have a formal policy requiring members of the Board to attend annual meetings of the stockholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All of the current directors attended the Company’s last annual meeting of stockholders held on June 14, 2006.

In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, the non-management directors of the Company meet (without management present) at regularly scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. Each executive session is presided over by one of the non-management directors, as determined prior to or at the beginning of each executive session by the non-management directors. In addition, if the non-management directors include directors who are not independent, then at least once a year the independent directors of the Company will meet in executive session.

The Board believes it is important for stockholders and other interested parties to have a process to send communications to the Board and its individual members. Accordingly, stockholders and other interested parties who wish to communicate with the Board, the non-management directors as a group or a particular director may do so by sending a letter to such individual or individuals, in care of the Company, to the Company’s executive offices at 6301 Fitch Path, New Albany, Ohio 43054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder/Interested Party — Non-Management Director Communication,” “Stockholder/Interested Party — Board Communication” or “Stockholder/Interested Party — Director Communication,” as appropriate. All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. There is no screening process in respect of communications from stockholders or other interested parties.

Committees of the Board

The Board has four standing committees — the Compensation Committee, the Executive Committee, the Audit Committee and the Nominating and Board Governance Committee. The Board also currently has one special committee — a Special Litigation Committee — and in 2006 had a Special Committee on Corporate Governance, each described below.

Compensation Committee

The Compensation Committee provides overall guidance for the Company’s executive compensation policies and approves the amounts and elements of compensation for the Company’s executive officers. The Compensation Committee is comprised of Daniel J. Brestle (Chair), Edward F. Limato and John W. Kessler. The Board has determined that each member of the Compensation Committee qualifies as an independent director under the applicable NYSE Rules. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board on June 14, 2006, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054. The Compensation Committee periodically reviews and assesses the adequacy of its charter in consultation with the Nominating and Board Governance Committee and will recommend changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include: (a) reviewing and approving the general compensation policies applicable to the Chief Executive Officer and other officers of the Company identified in Rule 16a-1(f) under the Exchange Act (the “Section 16 Officers”); (b) determining the methods and criteria for review and evaluation of the performance of the Company’s Section 16 Officers, including the corporate goals and objectives relevant to their respective compensation; (c) evaluating the performance of the Company’s Section 16 Officers in light of the approved corporate goals and objectives and determining and approving the compensation of each Section 16 Officer based on such evaluation; (d) evaluating existing, and, if directed by the Board, negotiating and approving proposed, employment contracts or severance arrangements between the Company and its Section 16 Officers; (e) administering, reviewing and making recommendations to the Board regarding the Company’s incentive-compensation plans, equity-based plans and other plans in accordance with applicable laws, rules and regulations; (f) reviewing and approving the compensation for the Company’s non-associate directors; (g) reviewing and discussing with management the annual Compensation Discussion and Analysis and recommending it for inclusion in the Company’s proxy statement; and (h) preparing the Compensation Committee Report for inclusion in the Company’s proxy statement.

The Compensation Committee held six meetings during Fiscal 2006. The Compensation Committee’s use of compensation consultants and the role of executive officers in making recommendations relating to executive compensation are described under the caption “Compensation Discussion and Analysis” beginning on page 18.

Executive Committee

The Executive Committee is comprised of Michael S. Jeffries (Chair), Russell M. Gertmenian and John A. Golden. The Executive Committee may exercise, to the fullest extent permitted by law and not delegated to another committee of the Board, all of the powers and authority granted to the Board. The Executive Committee held one meeting and took one action by written consent during Fiscal 2006.

Audit Committee

The Audit Committee is comprised of James B. Bachmann (Chair), Lauren J. Brisky, John A. Golden and Allan A. Tuttle. The Board has determined that each current member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3. The Board has also determined that each of the members of the audit committee is “financially literate” under the applicable NYSE Rules and that each of James B. Bachmann and Lauren J. Brisky qualifies as an “audit committee financial expert” under SEC Rules by virtue of their experience described above. The Board believes that each member of its Audit Committee is highly qualified to discharge his or her duties on behalf of the Company and its subsidiaries.

The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board on April 19, 2005, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054. At least annually, the Audit Committee, in consultation with the Nominating and Board Governance Committee, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Audit Committee’s duties and responsibilities are set forth in its charter. The primary functions of the Audit Committee are to assist the Board in its oversight of: (a) the integrity of the Company’s financial statements and effectiveness of the Company’s systems of internal accounting and financial controls; (b) the Company’s compliance with legal and regulatory requirements; (c) the qualifications and independence of the Company’s independent registered public accounting firm; (d) the performance of the Company’s internal auditors and independent registered public accounting firm; and (e) the evaluation of enterprise risk issues. The Audit Committee’s specific responsibilities include: (a) reviewing the Company’s financial statements and the related disclosure; (b) reviewing the Company’s accounting procedures and policies; (c) reviewing the activities of the internal auditors and the Company’s independent registered public accounting firm; (d) reviewing the independence, qualifications and performance of the Company’s independent registered public accounting firm; (e) selecting, appointing and retaining the Company’s independent registered public accounting firm for each fiscal year and determining the terms of engagement; (f) reviewing and approving in advance all audit and all permitted non-audit services; (g) setting hiring policies for associates or former associates of the independent registered public accounting firm; (h) preparing an annual report for inclusion in the Company’s proxy statement; and (i) other matters required by applicable SEC Rules and NYSE Rules.

The Audit Committee held fifteen meetings during Fiscal 2006. The Audit Committee’s report relating to Fiscal 2006 begins on page 53.

Nominating and Board Governance Committee

The Nominating and Board Governance Committee is comprised of John A. Golden (Chair), Archie M. Griffin and John W. Kessler. The Board has determined that each current member of the Nominating and Board Governance Committee qualifies as an independent director under the applicable NYSE Rules. The Nominating and Board Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board on June 14, 2006, a copy of which is posted on the “Corporate Governance”

page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054. The Nominating and Board Governance Committee will periodically review and reassess the adequacy of its charter and recommend any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The purpose of the Nominating and Board Governance Committee is to provide oversight on a broad range of issues surrounding the composition and operation of the Board. The primary responsibilities of the Nominating and Board Governance Committee include: (a) establishing and articulating the qualifications, desired background and selection criteria for members of the Board; (b) developing a policy with regard to the consideration of candidates for election or appointment to the Board recommended by stockholders of the Company and procedures to be followed by stockholders in submitting such recommendations; (c) making recommendations to the full Board concerning all nominees for Board membership, including the re-election of existing Board members and the filling of any vacancies; (d) evaluating and making recommendations to the full Board concerning the number and responsibilities of Board committees and committee assignments; (e) periodically reviewing and making recommendations to the Compensation Committee regarding director compensation and stock ownership; (f) developing, recommending, and periodically reviewing a set of written corporate governance principles applicable to the Company in accordance with the applicable NYSE Rules; and (g) overseeing the evaluation of the Board and management.

The Nominating and Board Governance Committee held three meetings during Fiscal 2006.

Special Committees

In accordance with the terms of the settlement of In re Abercrombie & Fitch Co. Shareholder Derivative Litigation., C.A. No. 1077, the Board formed a Special Committee on Corporate Governance (consisting of Lauren J. Brisky (Chair), James B. Bachmann and Allan A. Tuttle, each an independent director) for the purpose of conducting a full review of the Company’s corporate governance practices and procedures. The Board approved the following compensation to the members of such committee for their services in this matter: a retainer of $12,500 for the committee members and a Chair retainer of $25,000. The committee completed its work when it provided its final report on corporate governance at the Board’s June 2006 meeting and the committee was then disbanded.

In addition, in connection with a series of stockholder derivative actions regarding alleged breaches of fiduciary duty by present and former directors of the Company, the Board formed a Special Litigation Committee of independent directors (currently consisting of Allan A. Tuttle (Chair) and Lauren J. Brisky) to determine what action to take with respect to such litigation. The Board also approved the following compensation to the members of such committee for their services in this matter beginning October 10, 2005: a monthly retainer of $15,000 for the committee member and a monthly Chair retainer of $20,000. See Part I, Item 3. “Legal Proceedings” of the Company’s Annual Report on Form 10-K filed on March 30, 2007 for a discussion of the litigation.

Director Qualifications and Consideration of Director Candidates

As described above, the Company has a standing Nominating and Board Governance Committee that has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Board Governance Committee evaluates the entirety of each candidate’s credentials and does not have specific eligibility requirements or minimum qualifications that must be met by a candidate. The Nominating and Board Governance Committee considers those factors it deems appropriate, including judgment, skill, diversity, strength of character, experience with businesses and organizations of comparable size or scope, experience as an executive of or adviser to public and private companies, experience and skill relative to other Board members, specialized knowledge or experience, and the desirability of the candidate’s membership on the Board and any committees of the Board. Depending on the current needs of the Board, the Nominating and Board Governance Committee may weigh certain factors more or less heavily. The Nominating and Board Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.

The Nominating and Board Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its charter, the Nominating and Board Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm.

Director Nominations

The Board, taking into account the recommendations of the Nominating and Board Governance Committee, selects nominees for election as directors at each annual meeting of stockholders. In addition, stockholders wishing to nominate directors for election may do so provided they comply with the nomination procedures set forth in the Company’s Amended and Restated Bylaws. Stockholders may recommend director candidates for consideration by the Nominating and Board Governance Committee by giving written notice of the recommendation to the Chair of the Nominating and Board Governance Committee, in care of the Company, to the Company’s executive offices at 6301 Fitch Path, New Albany, Ohio 43054. The recommendation should include the candidate’s name, age, business address, residence address and principal occupation. The recommendation should also describe the qualifications, attributes, skills or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, should accompany any such recommendation.

Each stockholder nomination must be delivered in person or mailed by United States certified mail to the Secretary of the Company and received not less than 120 days nor more than 150 days before the first anniversary date of the Company’s proxy statement in connection with the last annual meeting of stockholders, which, for purposes of the Company’s 2008 Annual Meeting of Stockholders, means no later than January 11, 2008 nor earlier than December 12, 2007. The Secretary of the Company will deliver any stockholder nominations received in a timely manner for review by the Nominating and Board Governance Committee. Each stockholder nomination must contain the following information: (a) the name and address of the nominating stockholder; (b) the name, age, business address and, if known, residence address of the nominee; (c) the principal occupation or employment of the nominee; (d) the class and number of shares of the Company beneficially owned by the nominating stockholder and the nominee; (e) a representation that the nominating stockholder intends to appear at the meeting in person or by proxy to submit the nomination; (f) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations under applicable SEC Rules; and (g) a description of any arrangement or understanding between the nominating stockholder and the nominee or any other person providing for the nomination. Each nomination must be accompanied by the written consent of the proposed nominee to be named in the proxy statement and to serve if elected. No person may be elected as a director unless he or she has been nominated by a stockholder in the manner just described or by the Board or a committee of the Board.

Compensation of Directors

Associates and officers who are directors receive no additional compensation for services rendered as directors. Directors who are not associates of the Company or its subsidiaries (“non-associate directors”) receive (a) an annual retainer of $55,000 (to be paid quarterly in arrears); (b) an annual retainer for each standing committee Chair and member of $25,000 and $12,500, respectively, other than (1) the Chair and members of the Audit Committee who will each receive $40,000 and $25,000, respectively, and (2) the members of the Executive Committee who will each receive $7,500 (to be paid quarterly in arrears); and (c) an annual grant of 3,000 restricted stock units.

The annual restricted stock unit grant is subject to the following provisions:

•	Restricted stock units will be granted annually on the date of the annual meeting of stockholders.

•	The maximum value on the date of grant will be $300,000 (i.e., should the stock price on the grant date exceed $100 per share, the number of restricted stock units granted will be automatically scaled back to provide a grant date value of $300,000).

•	The minimum value on the date of grant will be $120,000 (i.e., should the stock price on the grant date be lower than $40 per share, the number of restricted stock units granted will be automatically increased to provide a minimum grant date value of $120,000).

•	Restricted stock units will vest on the later of (i) the first anniversary of the grant date or (ii) the first “open window” trading date following the first anniversary of the grant date, subject to earlier vesting in the event of the director’s death or total disability or upon a change of control of the Company.

Non-associate directors are also reimbursed for their expenses for attending Board and committee meetings and receive the discount on purchases of the Company’s merchandise extended to all associates.

The Company has maintained the Directors’ Deferred Compensation Plan since October 1, 1998. The Directors’ Deferred Compensation Plan was amended and restated May 22, 2003. Voluntary participation in the Directors’ Deferred Compensation Plan enables a non-associate director of the Company to defer all or a part of his or her retainers, meeting fees (which are no longer paid) and stock-based incentives (including options, restricted shares of Common Stock and stock units relating to shares of Common Stock), including federal income tax thereon. The deferred compensation is credited to a bookkeeping account where it is converted into a share equivalent. Stock-based incentives deferred pursuant to the Directors’ Deferred Compensation Plan are credited as shares of Common Stock. Amounts otherwise payable in cash are converted into a share equivalent based on the fair market value of the Company’s Common Stock on the date the amount is credited to a non-associate director’s bookkeeping account. Cash dividends will be credited on the shares of Common Stock credited to a non-associate director’s bookkeeping account and converted into a share equivalent. Each non-associate director’s only right with respect to his or her bookkeeping account (and the amounts allocated thereto) will be to receive distribution of the amount in the account in accordance with the terms of the Directors’ Deferred Compensation Plan. Distribution of the deferred amount is made in the form of a single lump sum transfer of the whole shares of Common Stock represented by the share equivalents in the non-associate director’s bookkeeping account (plus cash representing the value of fractional shares) or annual installments in accordance with the election made by the non-associate director. Shares of Common

Stock will be distributed under the 2005 Long Term Incentive Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on or after August 1, 2005, under the 2003 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between May 22, 2003 and July 31, 2005 and under the 1998 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts prior to May 22, 2003.

Fiscal 2006 Director Summary Compensation Table(1)(2)

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(3)	Awards(3)	Compensation	Total

James B. Bachmann	$99,705	$190,158	$5,831	$—	$295,694
Daniel J. Brestle(4)	$133,571	$190,158	$—	$—	$323,729
Lauren J. Brisky(4)	$220,838	$190,158	$5,831	$—	$416,827
Russell M. Gertmenian(5)	$62,752	$190,158	$6,073	$7,077	$266,059
John A. Golden	$112,500	$190,158	$6,073	$3,130	$311,860
Archie M. Griffin(5)	$67,800	$190,158	$28,904	$3,899	$290,761
John W. Kessler	$80,000	$190,158	$6,073	$3,557	$279,788
Edward F. Limato	$67,500	$190,158	$5,831	$—	$263,489
Allan A. Tuttle(4)	$324,705	$190,158	$—	$—	$514,863

(1)	Abercrombie & Fitch’s Chairman and Chief Executive Officer, Michael Jeffries is not included in this table as he is an associate of the Company and thus receives no compensation for his services as Director. The compensation received by Michael Jeffries as associate of the Company is shown in the Summary Compensation Table on page 27.

(2)	The outstanding options held by the non-associate Directors at the end of Fiscal 2006 were as follows: Ms. Brisky, 7,500 shares, Mr. Bachmann, 5,000 shares, Mr. Gertmenian, 64,000 shares, Mr. Golden, 72,000 shares, Mr. Griffin, 30,000 shares, Mr. Kessler, 53,500 shares, and Mr. Limato 10,000 shares. Each non-associate Director had 5,394 restricted stock units outstanding at the end of Fiscal 2006. During Fiscal 2006 each non-associate Director was granted 3,000 restricted stock units. The restricted stock units had a grant date fair value of $54.82, calculated using the closing price of the Company’s stock on the grant date adjusted for anticipated dividend payments during the vesting period.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended February 3, 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R) “Share-based Payments” and thus includes amounts from awards granted in and prior to 2006. See Note 4 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007 filed on March 30, 2007 for assumptions used and additional information regarding the Company’s share-based compensation.

(4)	Ms. Brisky and Mr. Tuttle serve on the Special Litigation Committee, Mr. Brestle formerly served on the Committee, and all three were therefore paid additional retainer fees during Fiscal 2006.

(5)	Messrs. Gertmenian and Griffin deferred $15,877 and $34,050, respectively, of their fees during Fiscal 2006.

Corporate Governance Guidelines

In accordance with applicable NYSE Rules, the Board has adopted the Abercrombie & Fitch Co. Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Board Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Rules, the Board has adopted the Abercrombie & Fitch Co. Code of Business Conduct and Ethics which is available on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054. The Code of Business Conduct and Ethics, which is applicable to all associates, includes a Code of Ethics applicable to the Chief Financial Officer, Controller and other senior financial officers. The Company intends to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of this Code of Ethics by posting such information on the Company’s website at www.abercrombie.com accessible through the “Investors” page.

Compensation Committee Interlocks and Insider Participation

John W. Kessler serves as a member of the Compensation Committee. His son-in-law is employed by the Company in a non-executive officer position and during Fiscal 2006 Mr. Kessler’s son-in-law received approximately $310,000 in compensation and benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes, as of April 17, 2007, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company (other than Mr. Jeffries, whose beneficial ownership is described in the next table), the name and address of such owner, the number of shares of Common Stock beneficially owned (as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and the percentage such shares comprised of the outstanding shares of Common Stock of the Company. Except as indicated, each holder has sole voting and dispositive power over the listed shares.

	Number of
	Shares of
	Common
	Stock
	Beneficially		Percent of
Name and Address of Beneficial Owner	Owned(1)		Class(2)

Morgan Stanley	6,143,979		7.00%
Maverick Capital Management, LLC 1585 Broadway New York, NY 10036
Columbia Wanger Asset Management, L.P.	5,943,200		6.77%
WAM Acquisition GP, Inc. 227 West Monroe Street Chicago, IL 60606
FMR Corp.	4,799,175	(3)	5.47%
Edward C. Johnson III 82 Devonshire Street Boston, MA 02109

(1)	Based on information contained in reports on Form 13G filed by the beneficial owners with the Securities and Exchange Commission, containing information as of April 17, 2007

(2)	The percent of class is based on 87,762,791 shares of Common Stock outstanding on April 17, 2007.

(3)	Of the shares listed in the table, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., beneficially owns 4,799,175 shares of the Company’s Class A Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. FMR Corp. and Mr. Johnson, Chairman of FMR Corp., share investment power over these shares.

The following table furnishes the number of shares of Common Stock of the Company beneficially owned (as determined under Rule 13d-3 under the Exchange Act) by each of the current directors and named executive officers, and by all directors and executive officers as a group, as of April 17, 2007.

	Number of Shares
	of Common Stock	Percent of
	Beneficially Owned(1)	Class(2)

James B. Bachmann(3)	4,000	*
Daniel J. Brestle(3)	5,394	*
Lauren J. Brisky(3)	16,471	*
Diane Chang(3)	36,750	*
Russell M. Gertmenian(3)(4)	69,900	*
John A. Golden(3)(4)	132,419	*
Archie M. Griffin(3)(4)	15,365	*
Leslee K. Herro(3)	44,775	*
Michael S. Jeffries(3)(5)	7,825,398	8.22%
John W. Kessler(3)(4)	42,116	*
Michael W. Kramer(3)	12,436	*
Edward F. Limato(3)	17,971	*
Allan A. Tuttle(3)(4)	3,000	*
James A. Yano(3)(6)	3,680	*
Directors and Executive Officers as a group (15 persons)	8,229,675	8.62%

*	Less than 1%.

(1)	Unless otherwise indicated, each individual has voting and dispositive power over the listed shares of Common Stock and such voting and dispositive power is exercised solely by the named individual or shared with a spouse.

(2)	The percent of class is based upon the sum of 87,762,791 shares of Common Stock outstanding on April 17, 2007 and the number of shares of Common Stock, if any, as to which the named individual has the right to acquire beneficial ownership by June 16, 2007, either through the vesting of restricted shares or stock units or upon the exercise of options which are currently exercisable or will become exercisable by June 16, 2007.

(3)	Includes the following number of shares of Common Stock issuable by June 16, 2007 upon vesting of restricted stock units or the exercise of outstanding options which are currently exercisable or will become exercisable by June 16, 2007: Ms. Brisky, 10,500 shares; Ms. Chang, 21,750 shares; Ms. Herro, 17,731 shares; Mr. Bachmann, 3,000 shares; Mr. Brestle, 3,000 shares; Mr. Gertmenian, 67,000 shares; Mr. Golden, 75,000 shares; Mr. Griffin, 13,000 shares; Mr. Jeffries, 7,431,800 shares; Mr. Kessler, 38,000 shares; Mr. Kramer, 11,250; and Mr. Limato, 13,000 shares; Mr. Tuttle, 3,000 shares; Mr. Yano, 2,500 shares; and all directors and executive officers as a group 7,710,531 shares. Does not include any unvested restricted shares or stock units or any unvested stock options held by directors or executive officers (other than those specified in this footnote).

(4)	Does not include the following number of shares of Common Stock credited to the bookkeeping accounts of the following directors under the Directors’ Deferred Compensation Plan: Mr. Gertmenian, 13,073 shares; Mr. Golden, 4,501 shares; Mr. Griffin, 8,331 shares; Mr. Kessler, 7,510 shares; and

Mr. Tuttle, 2,394 shares; and all directors as a group, 35,809 shares. While the directors have an economic interest in these shares, each director’s only right with respect to his or her bookkeeping account (and the amounts allocated thereto) is to receive a distribution of shares of Common Stock equal to the number credited to his or her bookkeeping account in accordance with the terms of the Directors’ Deferred Compensation Plan.

(5)	Does not include 1,000,000 shares of Common Stock subject to the career share award granted to Mr. Jeffries under the terms of the Jeffries Agreement, which is described under “Employment Agreement” on page 29.

(6)	Mr. Yano, Senior Vice President — General Counsel and Secretary, terminated his employment with the Company on March 16, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company’s knowledge, based solely on a review of the forms furnished to the Company and written representations that no other forms were required, during Fiscal 2006, all directors, officers and beneficial owners of greater than 10% of the outstanding shares of Common Stock timely filed reports required by Section 16(a) of the Exchange Act except Diane Chang filed one late Form 4 (reporting one transaction), Russell M. Gertmenian filed one late Form 4 (reporting one transaction), Archie M. Griffin filed one late Form 4 (reporting one transaction), Leslee K. Herro filed one late Form 4 (reporting one transaction), John W. Kessler filed one late Form 4 (reporting one transaction), and Michael W. Kramer filed one late Form 4 (reporting one transaction).

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

COMPENSATION OBJECTIVES

Abercrombie & Fitch operates in the fast-paced and highly competitive arena of specialty retail. To be successful, the Company must attract and retain key creative and management talent that thrives in this environment. The Company identifies and recruits elite candidates to join the organization, it sets high goals and expects superior performance. Abercrombie & Fitch’s executive compensation structure is designed to support this culture. As such, the Company’s executive compensation and benefit programs are designed to:

•	drive performance in order to achieve financial goals and create stockholder value;

•	reflect the strong team-based culture of the Company;

•	provide competitive compensation opportunities as compared to retail industry organizations and other companies that represent the market for high caliber executive talent;

•	be cost-efficient and fair to associates, management and stockholders; and

•	be well-communicated and understood by program participants.

The compensation programs are administered by the Compensation Committee of the Board of Directors, which is comprised solely of independent, non-associate Directors of Abercrombie (see discussion of the Compensation Committee on page 9). Working with management and outside advisors (described below), the Compensation Committee has developed a compensation and benefits strategy that rewards the performance, behaviors and culture that the Company believes will drive long-term success.

•	The compensation program is designed to reflect the Company’s team-based culture. This means that incentive compensation is tied to the results of the Company as a whole. This team-based approach to rewards fosters an environment of cooperation that has been instrumental in the Company’s success.

•	The compensation strategy is to place a major portion of total compensation at risk in the form of annual and long-term incentive programs. This means that for senior executives, the majority of their total compensation is contingent upon Company performance. As shown in the Summary Compensation Table, base salaries represent between 5% and 50% of total compensation for the named executive officers.

•	The combination of incentives is meant to balance short-term operational objectives, such as the achievement of seasonal net income targets, and the return on investment for stockholders. The balance creates the appropriate incentives for management to consider decisions in the context of both short-term and long-term results. For the named executive officers, target annual incentive opportunity ranges from 50% to 120% of base salary, and long-term incentive targets generally range from 120% to 400% of base salary.

•	The compensation strategy is to provide competitive compensation commensurate with performance. This means that the Compensation Committee reviews the range of incentives that can be earned (i.e., from threshold to maximum) and establishes performance goals that are appropriate for the incentive awards, e.g., top quartile pay is only earned for top quartile performance, and below target performance results in below target compensation.

•	The compensation strategy is designed to promote a long-term commitment to the Company. This means the Company believes there is great value in creating a team of tenured, seasoned professionals. The Company encourages this long-term commitment through the vesting schedules of restricted stock unit grants and stock option grants.

ROLE OF THE COMPENSATION COMMITTEE

In making executive compensation decisions, the Compensation Committee is advised by both independent counsel, Gibson Dunn & Crutcher LLP (“Gibson Dunn”), and an independent compensation consultant, Pearl Meyer & Partners, Inc. (“PM&P”). The only services that PM&P and Gibson Dunn perform for the Company are at the direction of the Compensation Committee. The Compensation Committee has the right to terminate the services of counsel and the compensation consultant at any time. While the Compensation Committee retains Gibson Dunn and PM&P directly, in carrying out assignments, Gibson Dunn and PM&P interact with the Senior Vice-President of Human Resources, the Company’s office of General Counsel and the Chief Financial Officer and their staffs in order to obtain compensation and performance data for the executives and the Company. In addition, the Compensation Committee’s advisors may, at their discretion, seek input and feedback from management regarding their work product prior to presentation to the Compensation Committee in order to confirm information, identify data questions or other similar issues.

Only Compensation Committee members vote on its decisions regarding executive compensation, and these votes generally take place during the “executive session” portion of the Compensation Committee meetings, when there are no members of management present. The Compensation Committee consults with the Chief Executive Officer (“CEO”) to discuss his own compensation package, and to obtain his recommendations for compensation of other executives, but ultimately decisions of the Compensation Committee regarding compensation for the CEO and other executive officers are made solely by the Compensation Committee, with input from its advisors. The Compensation Committee often requests certain Company executives to be present at Compensation Committee meetings where executive compensation and Company and individual performance are discussed and evaluated so they can provide input into the decision-making process. Executives may provide insight, suggestions or recommendations regarding executive compensation during periods of general discussion, but do not have a vote in any final decision-making.

COMPENSATION AND BENEFITS STRUCTURE

Pay Level — determination of the appropriate pay opportunity

Pay levels for all associates of the Company, including the Named Executive Officers (“NEOs”) listed in the Summary Compensation Table on page 27, are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual, his/her business unit and the Company as a whole. The Compensation Committee approves the pay levels for all the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits, using tools such as tally sheets to review the total value delivered to the executives through all elements of pay.

In determining the “competitive market,” the Compensation Committee uses a number of sources. The primary data source used in setting competitive market levels for the NEOs is information publicly disclosed by a peer group of 11 companies listed below, which is reviewed on an annual basis and updated accordingly. The Compensation Committee believes that most of these companies represent other “best in class” retail and apparel companies and all compete with the Company for executive talent. The public information for the peer companies is supplemented with survey data, which provides position-based compensation levels across broad industry segments. The Company aggregates survey data from multiple providers, including Mercer, Hay, ICR, Hewitt, and Watson Wyatt. For corporate staff positions, such as the Chief Financial Officer, the Compensation Committee considers survey data based on companies of similar size, without regard to industry. For industry specific positions, such as the General Manager of a division, the Compensation Committee considers retail industry survey data for companies of a similar size.

American Eagle	Ann Taylor Stores Corporation
Coach, Inc.	Guess? Inc.
Jones Apparel Group, Inc.	Kenneth Cole Productions Inc.
Limited Brands	Liz Claiborne, Inc.
Polo Ralph Lauren Corporation	Talbots, Inc.
Tiffany & Co

Relative to the competitive market data, the Compensation Committee intends that the overall total compensation opportunity for the executive group will be approximately 75th percentile for the achievement of target performance. This same market positioning is used for other professionals within the Company. In view of the Company’s competitive industry, its high profile, its need for highly qualified individuals in creative areas, and its geographic location, the Compensation Committee believes that this top quartile positioning is appropriate. Furthermore, the Company has a history of setting aggressive performance targets, and the top quartile target compensation levels are consistent with this aggressive goal-setting.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors. The Compensation Committee does not precisely benchmark each executive’s compensation to market levels on an annual basis, but does review market information and, in a given year, may engage in a more detailed review which results in significant adjustments to a given executive’s compensation. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value. In some instances, the amount and structure of compensation results from negotiations with executives, and reflects an increasingly competitive market for quality managerial talent.

Pay Mix —	determination of each element of compensation, its purpose and design, and its relationship to the overall pay program

The Company’s compensation program consists of the following elements:

•	Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise, and individual performance

•	Annual Incentive Compensation Bonus — variable pay that is designed to reward attainment of annual business goals, with target award opportunities expressed as a percentage of base salary

•	Long-term Incentives — stock based awards tied to retention and increases in stockholder value over longer terms, and intended to tie the interests of executives to those of stockholders

•	Benefits — additional programs offered to attract and retain capable executives

Base Salaries

Executive base salaries reflect the Company’s operating philosophy, culture and business direction, with each salary determined by an annual assessment of a number of factors, including job responsibilities, impact on development and achievement of business strategy, labor market compensation data, individual performance relative to job requirements, the Company’s ability to attract and retain critical executives and salaries paid for comparable positions within an identified compensation peer group. The Compensation Committee intends that salary, together with other principal components of compensation at target opportunity levels, will approximate 75th percentile levels and the Compensation Committee periodically evaluates market base salaries for comparable roles among retailers and general industry. Nevertheless, no specific weighting is applied to the factors considered in setting the level of salary, and thus the process relies on the subjective exercise of the Compensation Committee’s judgment.

Annual Incentive Compensation Program

The annual incentive compensation plan (the “Incentive Plan”), approved by stockholders at the 2002 Annual Meeting of Stockholders is designed to focus on and reward short-term operating performance. It is the broadest of the Company’s management incentive programs, covering approximately 710 participants, including the NEOs. The plan has target incentive levels, each expressed as a percentage of base salary. Consistent with the Company’s pay level strategy, these annual incentive levels are set to generate target annual compensation (i.e., the sum of base salary plus target annual incentive amount) that approximates 75th percentile. Each participant in the Incentive Plan is assigned to an incentive level based on his/her position within the Company. For example, the CEO is in Level A, with a target of 120% of salary; the executive vice presidents are in Level B, with a target of 75% of salary, etc.

The Incentive Plan for Abercrombie is divided into two six-month periods that correspond to the Company’s selling seasons, February through July, (the “Spring” season) and August through January, (the “Fall” season). Historically the Company earns approximately 40% of its revenues and net income in the Spring and approximately 60% in the Fall. Accordingly, the participant’s annual opportunity is divided into two equal performance periods — the target bonus for the Spring season equals 40% of the annual target bonus and the target bonus for the Fall season equals 60% of the annual target. Actual awards under the Incentive Plan vary based upon actual performance relative to the goals set by the Compensation Committee at the beginning of each season (as discussed in “Pay-for-Performance” section, below). The maximum that can be earned under the Incentive Plan is 200% of the target award, for the achievement of “outstanding” performance. Conversely, a partial bonus less than target can be earned for performance that falls short of target, but is above “threshold” performance. There is no bonus earned if performance falls below the “threshold” level.

The Compensation Committee administers the plan so that payments under the plan qualify as “performance based” under Section 162(m) of the Internal Revenue Code.

The Company is soliciting stockholder approval of the material terms of the performance goals under this plan to preserve favorable tax treatment of certain plan payments. See page 43 for more information.

Long-Term Incentive Program

Long-term incentives are used to balance the short-term focus of the annual cash incentive compensation program by tying rewards to performance achieved over multi-year periods. Under the 2005 Long-Term Incentive Plan (the “2005 LTIP”), which was approved by stockholders at the 2005 Annual Meeting, and the 2002 Stock Plan for Associates (the “2002 Associates Stock Plan”), which did not require stockholder approval, the Compensation Committee may grant a variety of long-term incentive vehicles, including stock options, restricted stock units, and performance shares. The Company currently relies primarily on a combination of restricted stock units and stock options. The combination of the two types of awards provides a balance between retention (through restricted stock units) and long-term performance (through stock options), as described below. Furthermore, the use of stock-based compensation in the long-term incentive program balances the cash-based short-term incentive pay (i.e., base salary and annual incentives).

The Company is soliciting stockholder approval of the Abercrombie & Fitch Co. 2007 Long Term Incentive Plan in order to grant long term incentives to selected management associates. See page 45 for more information.

In general, the restricted stock unit grants vest according to the schedule below, provided that the associate continues to work for the Company through the vesting dates. The weighting of the vesting toward the later years rewards retention.

Vesting Date	Annual Vesting	Cumulative Vesting

1st Anniversary of Grant Date	10% of grant	10% of grant
2nd Anniversary of Grant Date	20% of grant	30% of grant
3rd Anniversary of Grant Date	30% of grant	60% of grant
4th Anniversary of Grant Date	40% of grant	100% of grant

In the past, the Company has also used a different restricted stock unit grants vesting schedule for annual grants made to the Company’s leadership team. This vesting schedule was discontinued in 2005 for annual restricted stock unit grants but on certain occasions is used for inducement grants to potential senior executives. Those restricted stock unit grants vest according to the schedule below, provided that the associate continues to work for the Company through the vesting dates.

Vesting Date	Annual Vesting	Cumulative Vesting

Grant Date	10% of grant	10% of grant
1st Anniversary of Grant Date	20% of grant	30% of grant
2nd Anniversary of Grant Date	30% of grant	60% of grant
3rd Anniversary of Grant Date	40% of grant	100% of grant

In general, the stock option grants vest according to the schedule below, provided that the associate continues to work for the Company through the vesting dates.

Vesting Date	Annual Vesting	Cumulative Vesting

1st Anniversary of Grant Date	25% of grant	25% of grant
2nd Anniversary of Grant Date	25% of grant	50% of grant
3rd Anniversary of Grant Date	25% of grant	75% of grant
4th Anniversary of Grant Date	25% of grant	100% of grant

While the Company believes that both retention and long-term performance are important objectives for a long-term incentive program, the Company also believes that the “at risk” component of the long-term incentive program should be higher for the more senior executives. Therefore, the ratio of restricted stock to stock options varies by level of participant, with the more senior executives receiving a relatively higher percentage (as compared to the majority of the associates) of their total long-term award value in the form of stock options. For the NEOs (other than the CEO), approximately 55% of their total long-term incentive award is in the form of restricted stock and 45% in the form of stock options. Equity awards for the CEO are determined separately. Mr. Jeffries has not received any equity awards since 2003, but such grants may be made in the future in accordance with the Company’s belief in significant “at risk” compensation for senior executives as describe above.

Target long-term incentive award levels are set to generally fall in a range between market median and 75th percentile levels. The Compensation Committee also assesses aggregate share usage and dilution levels in comparison to the peer group companies and general industry norms. Within these general grant guidelines, individual awards may be adjusted up or down to reflect the performance of the executive and his or her potential to contribute to the success of the Company’s initiatives to create stockholder value and other individual considerations.

The Compensation Committee reviews and approves individual grants for the NEOs, as well as the total number of stock options and restricted stock unit grants made to all associates. The annual grants are reviewed and approved at the Compensation Committee’s scheduled March meeting. The grant date for these annual grants is the date of the Compensation Committee meeting at which they are approved. The grant of restricted stock units and stock option awards, other than the annual grants, are approved in advance of the grant date of such awards by the Compensation Committee.

Other Benefits and Perquisites

As associates of the Company, the NEOs are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time associates.

In addition to the qualified retirement programs, the Company has a non-qualified deferred compensation plan that allows executives to defer a portion of their compensation over-and-above the limits imposed through the Company’s 401(k) plan. The Company also makes contributions to the non-qualified deferred compensation plan on behalf of the participants. Company contributions have a five-year vesting schedule. The non-qualified plan allows participants the opportunity to save and invest their own money on the same basis (as a percentage of their pay) as other associates under the tax-qualified plan. Furthermore, non-qualified deferred compensation programs are competitive, and the Company’s contribution element provides retention value. The program is further described and Company contributions and the individual account balances for the NEOs are included on page 35 of this proxy statement.

The Company does not offer perquisites to its executive officers that are not widely available to all full-time associates, with the exception of the CEO, who is offered certain perquisites, including private air travel, which are more fully described in the footnotes to the Summary Compensation Table on page 27.

While the Company supports equity ownership by management through the granting of stock options and restricted stock units, it does not have formal stock ownership guidelines. The Company believes its management team has been sufficiently motivated to long-term equity ownership without the need to adopt such requirements.

Severance and Change-in-Control Benefits

The Compensation Committee carefully considers the use and conditions of employment contracts. The Compensation Committee recognizes that in certain circumstances formal employment contracts are necessary in order to successfully recruit senior executives. Currently, only the CEO has such an employment contract. As part of his employment contract, the CEO is entitled to severance compensation in the event of involuntary termination without cause or termination by the CEO for good reason (as such terms are defined in the employment contract). The additional compensation consists of (i) a cash payment equal to two times his base salary, (ii) continuation of welfare benefits for twenty-four months, (iii) accelerated vesting of any unvested restricted stock units or stock option grants, and (iv) accelerated vesting of any unvested retirement benefit amounts. The CEO’s contract provides for tax gross-up payments in the event that his termination is in connection with a change in control of the Company.

All executives, including the NEOs (other than the CEO) have agreements that provide them with certain additional benefits in the event of a change-in-control. For NEOs, other than the CEO, the additional benefit in the event of a change-in-control is limited to the accelerated vesting of outstanding restricted stock units and stock option awards as well as vesting of any unvested retirement benefit amounts.

Other Compensation Considerations

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and associates, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standard No. 123 (Revised 2004) “Share-Based Payment”, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. Share-based compensation expense is recognized, net of estimated forfeitures, over the requisite service period on a straight line basis. The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model, and in the case of restricted stock units, the Company calculates the fair value of the restricted stock units granted as the market price of the underlying Common Stock on the date of issuance adjusted for anticipated dividend payments during the vesting period.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and the next four highest compensated officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of the executive compensation plans in this regard. However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Compensation Committee may make pay decisions (such as the determination of the CEO’s base salary) that result in compensation expense that is not fully deductible under Section 162(m).

Pay-for-Performance — determination of the performance measures and goals used in the pay programs

The Company uses several vehicles to create a strong link between pay and performance:

•	The Incentive Plan rewards participants for the achievement of short-term, operational goals. As mentioned above, the Company has used the Incentive Plan as a means to focus the organization on the achievement of seasonal financial performance goals. For Fiscal 2006, the Company performance measure for both the Spring and Fall seasons was Net Income.

•	Stock options reward participants for long-term improvement in the Company’s stock price. Although the options are given a value at grant for reporting purposes, the actual value of the option is entirely based on future increases in stock price. If the stock price does not increase over the term of the option, the participant receives no value.

•	While the vesting of the restricted stock units is not directly tied to performance, the ultimate value of the award at vesting is contingent upon the long-term performance of the stock price over the four-year vesting period. The Compensation Committee believes that restricted stock unit grants also serve as an important retention vehicle.

Performance measures for the Incentive Plan have “threshold” requirements, below which no awards are earned or paid. The maximum amount that can be earned under the plan is 200% of the target award opportunity. The Compensation Committee reviews and approves these performance levels on an annual basis. In setting the threshold, target and maximum performance levels, the Compensation Committee considers a number of factors, including the Company’s historical performance, the current budget and the long-term forecasts, peer company performance, and general economic trends and conditions. As noted earlier, the Compensation Committee intends target performance levels to represent aggressive, but achievable, performance, consistent with the 75th percentile target pay levels. Threshold performance levels are meant to represent moderately acceptable performance. Except under extraordinary circumstances, threshold performance levels must represent an improvement over prior year actual performance. Incentive payout levels for threshold performance are designed to drive overall compensation down to below median competitive levels. Maximum performance levels are intended to represent superior performance. Likewise, the incentive payouts for the achievement of maximum performance are designed to push overall compensation up to top competitive levels within the peer group.

The Incentive Plan gives the Compensation Committee discretion to adjust payments downward based on their business judgment. However, the Compensation Committee may not adjust bonus payout upward under the terms of the cash incentive compensation plan. Furthermore, the cash incentive compensation plan includes a “clawback” provision, modeled after the “clawback” provisions in the 2005 LTIP and the proposed 2007 Long-Term Incentive Plan, which allows the Company to seek repayment of any incentive amounts that were erroneously paid.

2006 COMPENSATION ACTIONS

Abercrombie reviews salary levels for all associates annually. For Fiscal 2006, overall salaries increased an average of 5.35%. In establishing the salary increase budget, the Company reviewed market data on projected salary increases published by numerous sources including World at Work and Towers Perrin. Increases for the NEOs (excluding the CEO) averaged 5.65%. The CEO’s salary was increased to $1.5 million, from $1.2 million. Mr. Jeffries last salary increase prior to that was in 2002.

The Incentive Plan goals for both the Spring and Fall seasons represented a net income growth of at least 15% over the prior year’s Spring and Fall seasons. For the 2006 Spring season, the Company paid total cash incentive bonuses of approximately $7.5 million to a total of 609 associates under the Incentive Plan. This payout represented 140% of target, based on performance relative to the goals established at the beginning of the year. For the 2006 Fall season, the Company paid total cash incentive bonuses of approximately $10.4 million to a total of 705 associates under the Incentive Plan. This payout represented 113% of target, based on performance relative to the goals established at the beginning of the season.

In Fiscal 2006, the Company granted a total of 573,166 restricted stock unit awards to a total of 591 associates, including the NEOs (excluding the CEO.) In addition, the Company granted a total of 403,300 stock options to a total of 48 associates, including the NEOs (excluding the CEO). The total shares granted represents 1.1% percent of the common shares outstanding as of April 17, 2007. This level of dilution is below the 25th percentile of peers for both one and three year averages.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors reviewed the Compensation Discussion and Analysis and discussed it with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Daniel J. Brestle (Chair)	Edward F. Limato
John W. Kessler

EXECUTIVE OFFICER COMPENSATION

The following table summarizes the compensation paid to, awarded to or earned by, the NEOs for the fiscal year ended February 3, 2007. Since the table includes equity-based compensation costs and changes in the pension value and non-qualified deferred compensation plan (“NQDCP”) earnings, the total compensation amount is significantly greater than the compensation that actually was paid to the NEOs during Fiscal 2006.

The NEOs are the Company’s Chief Executive Officer, Chief Financial Officer, three other most highly compensated executive officers ranked by their total compensation in the table below (excluding amounts disclosed in the “Change in Pension Value and Nonqualified Deferred Compensation Plan Earnings” column), as well as a former executive officer who would have been among the three most highly compensated officers at the end of Fiscal 2006 had he remained employed at the end of Fiscal 2006.

Fiscal 2006 Summary Compensation Table

							Change in
					Non-Equity		Pension
Name and Principal Position	Fiscal		Stock	Option	Incentive Plan		and NQDCP	All Other
During 2006 Fiscal Year	Year	Salary ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)(3)		Earnings ($)(4)	Compensation ($)		Total ($)

Michael S. Jeffries	2006	$1,494,231	$5,713,367	$8,431,484	$2,228,400		$6,735,918	$1,593,518	(5)	$26,196,918
Chairman and Chief Executive Officer
Michael W. Kramer	2006	$586,538	$834,030	$262,152	$479,150		$1,403	$223,774	(6)	$2,387,047
Executive Vice President — Chief Financial Officer
Diane Chang	2006	$826,058	$1,933,322	$428,173	$756,728		$19,841	$254,742	(7)	$4,218,864
Executive Vice President — Sourcing
Leslee K. Herro	2006	$826,058	$1,935,575	$443,559	$756,728		$30,504	$262,510	(7)	$4,254,934
Executive Vice President — Planning and Allocation
James A Yano(8)	2006	$416,731	$165,974	$58,192	$202,032		$377	$39,071	(7)	$882,377
Former Senior Vice President — General Counsel and Secretary
Thomas D. Mendenhall(9)	2006	$576,635	$323,720	$611,557	$479,725	(10)	$—	$810,496	(11)	$2,802,133
Former Senior Vice President and General Manager — Abercrombie & Fitch and abercrombie

(1)	Represents restricted stock unit expense amortized during Fiscal 2006 according to Statement of Financial Accounting Standards (“SFAS”) No. 123(R) “Share-based Payments” and thus includes amounts from awards granted in and prior to 2006. In the case of Mr. Jeffries, the amount disclosed represents expense related to awards granted prior to 2004. See Note 4 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007 filed on March 30, 2007 for assumptions used and additional information regarding the Company’s share-based compensation.

(2)	Represents stock option expense amortized during Fiscal 2006 according to SFAS No. 123(R) and thus includes amounts from awards granted in and prior to 2006. In the case of Mr. Jeffries, the amount disclosed represents expense related to awards granted prior to 2004. See Note 4 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007 filed on March 30, 2007 for assumptions used and additional information regarding the Company’s share-based compensation.

(3)	Represents the aggregate of the performance based incentive cash compensation for the Spring and Fall selling season for each individual.

(4)	For all named executive officers except for Mr. Jeffries, the amount represents the above market earnings of the NQDCP balances. For Mr. Jeffries the amount represents the combination of an increase in the actuarial value of the Supplemental Executive Retirement Plan for Mr. Jeffries due to changes in the projected annual benefit due as a result of Mr. Jeffries’ compensation during Fiscal 2006 and due to a change in the discount rate used by the Company ($6,634,356) and above market earnings of his NQDCP balance ($101,562).

(5)	For Mr. Jeffries, other compensation represents the following: aggregate incremental cost of personal use of Company aircraft (less reimbursement of certain amounts by Mr. Jeffries) ($776,723) and related tax gross up ($184,790); the amount of employer matching and supplemental contributions allocated to his account under the Company’s qualified defined contribution plan and its non-qualified savings and supplemental retirement plan during Fiscal 2006 ($580,435); and life insurance premiums paid for by the Company ($51,570). With respect to Company aircraft, the Company has agreements in place with NetJets pursuant to which it pays certain hourly, monthly and annual fees for its use of and interest in four different airplanes. The Company also uses Shiavone Air Charter for use of a helicopter for which it pays certain hourly and other fees. The incremental cost to the Company of personal use of Company aircraft has been calculated by adding the hourly charges associated with Mr. Jeffries’ personal flights on each of the airplanes and the helicopter and, for one of the airplanes with respect to which Mr. Jeffries’s personal use may have been more than incidental, the percentage of the monthly and annual charges for such airplane equal to the percentage of total aircraft usage represented by Mr. Jeffries’ personal flights.

(6)	For Mr. Kramer, other compensation represents the reimbursement of relocation expenses ($200,186) and related tax gross up ($2,296) and the amount of employer matching and supplemental contributions allocated to his account under the Company’s non-qualified savings and supplemental retirement plan during Fiscal 2006 ($21,292).

(7)	Represents for each individual the amount of employer matching and supplemental contributions allocated to his or her account under the Company’s qualified defined contribution plan and its non-qualified savings and supplemental retirement plan during Fiscal 2006.

(8)	Mr. Yano terminated his employment with the Company on March 16, 2007.

(9)	Mr. Mendenhall terminated his employment with the Company on September 7, 2006.

(10)	As per his employment separation agreement, Mr. Mendenhall was paid the incentive cash bonus for the Fall selling season.

(11)	For Mr. Mendenhall, other compensation represents a severance payment ($775,000), medical insurance ($6,722), distribution of his contributions to the Company’s retirement plans ($10,076), and reimbursement of relocation expenses ($17,075) and the related tax gross-up ($1,623).

EMPLOYMENT AGREEMENT

Jeffries Agreement.  In May 1997, the Company entered into an employment agreement with Michael S. Jeffries under which Mr. Jeffries served as Chairman and Chief Executive Officer. On January 30, 2003, the Company amended and restated Mr. Jeffries’ employment agreement, with the objective of securing the continued services and employment of Mr. Jeffries through December 31, 2008 (as so amended and restated, the “2003 Jeffries Agreement”). The 2003 Jeffries Agreement was amended on August 23, 2005, effective as of August 15, 2005 (as so amended and restated, the “Jeffries Agreement”), in fulfillment of certain terms of a settlement agreement and the final order in In re Abercrombie & Fitch Co. Shareholder Derivative Litigation, C.A. No. 1077.

Under the Jeffries Agreement, the Company is obligated to cause Mr. Jeffries to be nominated as a director. The Jeffries Agreement provides for a base salary of $1,000,000 per year or such larger amount as the Compensation Committee may from time to time determine (Mr. Jeffries base salary for Fiscal 2006 was $1,500,000). The Jeffries Agreement also provides for participation in the Company’s stock-based associate benefit plans in the discretion of the Compensation Committee; provided however, that Mr. Jeffries shall not receive any award of Company stock options during the 2005 and 2006 calendar years, and in subsequent years will receive stock options only in the discretion of the Compensation Committee. Mr. Jeffries did not receive any stock option awards during Fiscal 2006. The Jeffries Agreement also provides for Incentive Compensation Performance Plan participation as determined by the Compensation Committee. Mr. Jeffries’ annual target bonus opportunity is to be at least 120% of his base salary upon attainment of target, subject to a maximum bonus opportunity of 240% of base salary (his target bonus opportunity was 120% of his base salary for Fiscal 2006). The Jeffries Agreement provides for a career share award representing the right to receive 1,000,000 shares of Common Stock. The career share award vests on December 31, 2008 if Mr. Jeffries remains employed with the Company and will vest in full upon a change of control of the Company (as defined in the Jeffries Agreement). In exchange for the career share award grant, Mr. Jeffries will forego participation, in respect of fiscal years after the 2002 fiscal year, in the Company’s program under which executive officers are eligible to receive annual grants of restricted shares of Common Stock. Mr. Jeffries will hold the shares received pursuant to the career share award for a period of one year after he ceases to be an executive officer of the Company (the “Holding Period”). During the Holding Period, Mr. Jeffries will also hold one half of the profit shares (as defined below) received from the first one million (1,000,000) Company stock options exercised by Mr. Jeffries following April 8, 2005. “Profit shares” shall mean the number of shares determined by dividing (i) the excess of (a) the aggregate market value of the shares of Class A Common Stock acquired upon such exercise over (b) the aggregate purchase price of the shares of Class A Common Stock plus applicable tax withholding by (ii) the market value of one share of Class A Common Stock on the date of exercise. Mr. Jeffries currently holds 214,000 shares of Common Stock received upon exercise of stock options in full satisfaction of the Settlement Agreement. The Jeffries Agreement also provides for a “stay bonus” of $6 million provided, however, that the actual amount of the stay bonus, if any, earned by Mr. Jeffries shall be determined as follows: (i) 100% of the stay bonus if and only if the Company achieves cumulative growth in earnings per share (“EPS”) from February 1, 2005 through January 31, 2009 (the “Performance Period”) of 13.5%, which equates to $12.70 over the entire Performance Period (the “Earnings Target”); (ii) 50% of the stay bonus if and only if the Company achieves cumulative growth in EPS during the Performance Period of at least 10.5%, which equates to $11.83 over the entire Performance Period (the “Earnings Threshold Target”); (iii) between 50% and 100% of the stay bonus if the Company achieves cumulative growth in EPS during the Performance Period between the Earnings Threshold Target and the Earnings Target, with the actual amount equal to $3,000,000 plus the product of (a) the fraction obtained in dividing (1) the excess of (x) actual cumulative growth in EPS during the Performance Period over (y) the Earnings Threshold Target by (2) the excess of (x) the Earnings Target over (y) the Earnings Threshold Target, and (b) $3,000,000; or (iv) 0% of the stay bonus (except pursuant to certain terminations) if the Company’s actual cumulative growth in EPS during the Performance Period is less than the Earnings Threshold Target. The Jeffries Agreement provides for term life insurance coverage in the amount of $10 million. Pursuant to the Jeffries Agreement, Mr. Jeffries will be entitled to the same perquisites afforded to other senior executive officers. In addition, under the Jeffries Agreement, the Company provides to Mr. Jeffries, for security purposes, the use of the Company aircraft for business and personal travel in North America and for travel outside of North America, first class air travel. In light of the Company’s expansion into international markets, on February 13, 2006, the Compensation Committee extended Mr. Jeffries’ use of corporate aircraft for business and personal travel outside of North America.

The terms of the Jeffries Agreement relating to the termination of Mr. Jeffries employment are discussed below under the caption “Potential Payments Upon Termination or Change in Control” on page 36.

Under the Jeffries Agreement, Mr. Jeffries agrees not to compete with the Company or solicit its associates, customers or suppliers during the employment term and for one year thereafter. If a court finds that Mr. Jeffries has materially breached this covenant, the career share award will be forfeited unless a change of control has occurred or Mr. Jeffries’ employment has been terminated by the Company without cause or by Mr. Jeffries with good reason. If any “parachute” excise tax is imposed on Mr. Jeffries, he will be entitled to tax reimbursement payments from the Company.

Under the Jeffries Agreement, Mr. Jeffries may also be entitled to supplemental retirement benefits as described on page 34.

The following table sets forth information regarding cash and stock based incentive awards made to the NEOs in Fiscal 2006.

Grants of Plan-Based Awards (Cash or Equity) for Fiscal 2006

						All Other
					All Other	Option
					Stock Awards:	Awards:		Grant Date
		Estimated Future Payouts Under Non-			Number of	Number	Exercise or	Fair Value of
		Equity Incentive Plan Awards (1)			Shares of	of Securities	Base Price of	Stock and
	Grant	Threshold	Target	Maximum	Stock or	Underlying	Option	Option
Name	Date	($)	($)	($)	Units (2)	Options (3)	Awards (4)	Awards (5)

Michael S. Jeffries		$—	$720,000	$1,440,000
		$—	$1,080,000	$2,160,000
Michael W. Kramer	03/06/06				12,000			$657,120
	03/06/06					20,000	$57.26	$498,396
		$—	$88,000	$176,000
		$—	$315,000	$630,000
Diane Chang	03/06/06				30,000			$1,642,800
	03/06/06					50,000	$57.26	$1,245,990
		$—	$244,500	$489,000
		$—	$366,750	$733,500
Leslee K. Herro	03/06/06				30,000			$1,642,800
	03/06/06					50,000	$57.26	$1,245,990
		$—	$244,500	$489,000
		$—	$366,750	$733,500
James A. Yano(6)	03/06/06				5,000			$273,800
	03/06/06					10,000	$57.26	$249,198
		$—	$65,600	$131,200
		$—	$98,400	$196,800
Thomas D. Mendenhall(7)	03/06/06				12,000			$657,120
	03/06/06					20,000	$57.26	$498,396
		$—	$155,000	$310,000
		$—	$232,000	$465,000

(1)	These columns show the potential value of the payout under the Incentive Plan for each of the Spring season and Fall season in Fiscal 2006. If threshold performance is not met, then the payout for all associates, including the NEOs would be zero. Actual awards paid under the Incentive Plan for Fiscal 2006 are shown for each NEO in the Summary Compensation Table.

(2)	This column shows the number of restricted stock units granted to the NEOs in Fiscal 2006 which vest according to the terms described on page 22.

(3)	This column shows the number of stock options granted to the NEOs in Fiscal 2006 which vest according to the terms described on page 23.

(4)	This column shows the exercise price of the stock options granted, which was the closing price of the Company’s stock on March 6, 2006, the date the Compensation Committee granted the options.

(5)	This column shows the grant date fair value of the restricted stock units and stock options under SFAS 123(R) in Fiscal 2006. For restricted stock units, the fair value is calculated using the closing price of the Company’s stock on the grant date adjusted for anticipated dividend payments during the vesting period ($54.76). For stock options, the fair value is calculated using the Black-Scholes value on the grant date ($24.92). The fair value shown for stock awards and option awards are accounted for in accordance with SFAS 123(R).

(6)	Mr. Yano terminated his employment with the Company on March 16, 2007.

(7)	Mr. Mendenhall terminated his employment with the Company on September 7, 2006.

The following table sets forth information regarding the outstanding equity awards held by the NEOs at the end of Fiscal 2006.

Outstanding Equity Awards Value at Fiscal 2006 Year-End

	Option Awards						Restricted Stock Unit Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying							Market Value
	Option	Unexercised	Unexercised		Options	Option		Number of Units		of Units of
	Grant	Options	Options		Exercise	Expiration	Stock Award	of Stock that		Stock that have
Name	Date	Exercisable	Unexercisable		Price	Date	Grant Date	have not Vested		not Vested

Michael S. Jeffries	05/13/97	80,000	—		$8.0000	05/14/07
	08/03/98	310,000	—		$23.4062	08/03/08
	02/01/99	10,430	—		$37.6875	02/01/09
	02/01/99	200,000	—		$37.6875	02/01/09
	03/01/99	45,000	—		$39.2812	03/01/09
	07/23/99	4,400,000	—		$44.0000	07/23/09
	08/01/99	6,000	—		$42.0000	08/01/09
	02/01/00	2,635	—		$20.8125	02/01/10
	02/01/00	90,905	—		$20.8125	02/01/10
	08/01/00	9,000	—		$15.5625	08/01/10
	02/01/01	89,269	—		$30.1800	02/01/11
	02/05/01	489	—		$29.4700	02/05/11
	02/04/02	96,950	—		$25.0000	02/04/12
	02/25/02	2,000,000	—		$26.6000	02/25/12
							1/30/2003	1,000,000	(2)	$80,770,000
	02/14/03	68,343	22,779	(1)	$26.9800	02/14/13
Michael W. Kramer	08/08/05	6,250	18,750	(1)	$63.6600	08/08/15	8/8/2005	21,000	(3)	$1,696,170
							2/17/2006	4,133	(3)	$333,822
	03/06/06	—	20,000	(1)	$57.2600	03/06/16	3/6/2006	12,000	(4)	$969,240

Outstanding Equity Awards Value at Fiscal 2006 Year-End

	Option Awards						Restricted Stock Unit Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying							Market Value
	Option	Unexercised	Unexercised		Options	Option		Number of Units		of Units of
	Grant	Options	Options		Exercise	Expiration	Stock Award	of Stock that		Stock that have
Name	Date	Exercisable	Unexercisable		Price	Date	Grant Date	have not Vested		not Vested

Diane Chang	02/01/99	600	—		$37.6875	02/01/09
	03/06/01	3,389	—		$29.5000	03/06/11
	03/06/01	4,111	—		$29.5000	03/06/11
	02/04/02	1,098	—		$25.0000	02/04/12
	02/28/02	25,000	—		$26.6400	02/29/12
	02/14/03	806	806	(1)	$26.9800	02/14/13
							2/13/2004	1,123	(3)	$90,705
							3/29/2004	20,000	(5)	$1,615,400
							2/15/2005	8,400	(3)	$678,468
	03/11/05	4,625	13,875	(1)	$57.5000	03/11/15	3/11/2005	24,300	(4)	$1,962,711
							8/19/2005	3,360	(3)	$271,387
							2/17/2006	6,480	(3)	$523,390
	03/06/06	—	50,000	(1)	$57.2600	03/06/16	3/6/2006	30,000	(4)	$2,423,100
Leslee K. Herro	02/04/02	750	—		$25.0000	02/04/12
	02/28/02	50,000	—		$26.6400	02/29/12
	02/14/03	606	606	(1)	$26.9800	02/14/13
							2/13/2004	1,123	(3)	$90,705
							3/29/2004	20,000	(5)	$1,615,400
							2/15/2005	8,400	(3)	$678,468
	03/11/05	4,625	13,875	(1)	$57.5000	03/11/15	3/11/2005	24,300	(4)	$1,962,711
							8/19/2005	3,360	(3)	$271,387
							2/17/2006	6,480	(3)	$523,390
	03/06/06	—	50,000	(1)	$57.2600	03/06/16	3/6/2006	30,000	(4)	$2,423,100
James A. Yano(6)	08/19/05	2,500	7,500	(1)	$59.9800	08/19/15	8/19/2005	9,000	(3)	$726,930
	03/06/06	—	10,000	(1)	$57.2600	03/06/16	3/6/2006	5,000	(4)	$403,850
Thomas D. Mendenhall(7)	—	—	—		—	—	—	—		—

(1)	Each of these stock option grants vests 25% each year for four years from the grant date.

(2)	The grant fully vests on December 31, 2008 if Mr. Jeffries remains employed with the Company. A pro rata portion of the award may vest earlier upon Mr. Jeffries’ death or permanent and total disability or termination of his employment by the Company without cause or by Mr. Jeffries with good reason (as defined in his employment contract described on page 29) and will vest in full upon a change of control of the Company.

(3)	Each of these restricted stock unit grants vests 10% on grant, 20% on the one year anniversary of the grant, 30% on the two year anniversary of the grant, and 40% on the three year anniversary of the grant.

(4)	Each of these restricted stock unit grants vests 10% on the one year anniversary of the grant, 20% on the two year anniversary of the grant, 30% on the three year anniversary of the grant, and 40% on the four year anniversary of the grant.

(5)	Each of these restricted stock unit grants vests 25% each year for four years from the grant date.

(6)	Mr. Yano terminated his employment with the Company on March 16, 2007.

(7)	Mr. Mendenhall terminated his employment with the Company on September 7, 2006.

This table provides the aggregate amounts received or realized in connection with all exercises of stock options or the vesting of restricted stock units during Fiscal 2006.

Fiscal 2006 Option Exercises and Stock Vested

	Option Awards			Stock Awards
	Number of			Number of
	Shares Acquired		Value Realized	Shares Acquired	Value Realized
Name	on Exercise		Upon Exercise(1)	on Vesting	Upon Vesting(2)

Michael S. Jeffries	43,436	(3)	$2,481,933	15,840	$1,089,475
Michael W. Kramer	—		—	6,459	$360,790
Diane Chang	—		—	20,790	$1,264,753
Leslee K. Herro	—		—	20,790	$1,264,753
James A. Yano	—		—	1,000	$63,010
Thomas D. Mendenhall	42,500	(4)	$1,074,743	7,110	$518,463

(1)	The value is calculated based on the excess of the closing price of a share of Common Stock over the exercise price of the option on the exercise date.

(2)	The value is calculated based on the closing price of a share of Common Stock on the vesting date.

(3)	Mr. Jeffries exercised his stock options as they were due to expire during Fiscal 2006.

(4)	Mr. Mendenhall exercised his stock options after he terminated his employment with the Company on September 7, 2006.

Pension Benefits

Other than the CEO, none of the Company’s associates participate in any defined benefit pension plan. In conjunction with Mr. Jeffries employment contract, the Company established the Abercrombie & Fitch Co. Supplemental Executive Retirement Plan as amended (the “SERP”). Subject to the conditions described in the SERP, if Mr. Jeffries retires on or after December 31, 2008, he will receive a monthly benefit for life equal to 50% of his final average compensation (base salary and cash bonus as averaged over the last 36 consecutive full months ending prior to his retirement, adjusted as described in the SERP and not including any “stay bonus” paid pursuant to the Jeffries Agreement). If Mr. Jeffries retires at or after age 62 but before December 31, 2008, he will receive the following monthly benefit for life based on his attained age at retirement: (a) if Mr. Jeffries retires at 64, he will receive 46.66% of his final average compensation; (b) if Mr. Jeffries retires at 63, he will receive 43.33% of his final average compensation; and (c) if Mr. Jeffries retires at 62, he will receive 40% of his final average compensation. Mr. Jeffries will receive no benefits under the SERP if he (i) dies while actively employed, regardless of his age; or (ii) is terminated for cause, regardless of his age. If Mr. Jeffries retires on or after December 31, 2008, the estimated annual benefit payable to him will be $1,981,400, based on his final average compensation as of February 3, 2007.

Pension Benefits at End of Fiscal 2006

		Present Value of
Name	Plan Name	Accumulated Benefit(1)

Michael S. Jeffries	Supplemental Executive Retirement Plan	$14,228,332

(1)	The present value as of February 3, 2007 is $14,228,332 based on an interest rate of 9% and the 1994 Group Annuity Mortality Table for males. These are the same assumptions used in determining the accrual for the plan. In Fiscal 2006, the Company recorded an expense of $6,634,356 in conjunction with the SERP due to changes in the projected annual benefit due as a result of Mr. Jeffries’ compensation during Fiscal 2006 and due to a change in the discount rate used by the Company.

Non-Qualified Deferred Compensation

Abercrombie & Fitch maintains a Non-Qualified Saving Plan for associates generally at management levels and above. This plan allows the participant to defer up to 75% of base salary each year and up to 100% the participant’s of the bonus. The Company will match the first 3% that the participant defers on a dollar for dollar basis, plus make an additional contribution which would have been made to the Savings and Retirement Plan (“SARP”) but for compensation limits imposed on qualified plans under Treasury Department regulations. The plan allows for a variable crediting rate. To date, however, the crediting rate has been fixed at 7.5%. Employer contributions and earnings on employer contributions vest ratably over a five year period.

				Non-Qualified —
	Executive	Company		Aggregate
	Contributions in	Contributions	Aggregate Earnings in	Balance as of
Name	Fiscal 2006	in Fiscal 2006	Fiscal 2006	February 3, 2007

Michael S. Jeffries	$126,907	$249,463	$252,931	$3,843,140
Michael W. Kramer	$120,254	$21,292	$5,847	$172,607
Diane Chang	$55,976	$106,468	$53,771	$866,682
Leslee K. Herro	$132,672	$108,769	$90,535	$1,440,503
James A. Yano	$15,257	$29,047	$1,572	$54,715

In addition, Abercrombie & Fitch Co. maintains the A&F Non-Qualified Supplemental Retirement Plan for all associates whose base salary and bonus exceed the Internal Revenue Service (“IRS”) compensation limit. The Company makes a contribution equal to 8% of the associate’s annual base pay and bonus which exceeds the IRS compensation limit ($225,000 in 2007). The plan allows for a variable crediting rate. To date, however, the crediting rate has been fixed at 7.5%. The employer contributions and earnings on the employer contribution also vest ratably over a five year period. There is a one-year wait period before an employer contribution is made. The contribution is then made at the end of the second year of employment. The plans generally provide for the distribution of the vested benefits upon the termination of employment.

				Non-Qualified —
	Executive	Company		Aggregate
	Contributions in	Contributions	Aggregate Earnings in	Balance as of
Name	Fiscal 2006	in Fiscal 2006	Fiscal 2006	February 3, 2007

Michael S. Jeffries	$—	$309,600	$170,244	$2,554,275
Michael W. Kramer	$—	$—	$—	$—
Diane Chang	$—	$125,254	$28,899	$461,896
Leslee K. Herro	$—	$130,808	$36,566	$573,659
James A. Yano	$—	$—	$—	$—

Mr. Mendenhall did not participate in the non-qualified deferred compensation program. His employment terminated prior to the end of his second year of employment; no contribution was made in the Non-Qualified Supplemental Retirement Plan.

Potential Payments upon Termination or Change in Control

The following tables describe the approximate payments that would be made to the NEOs pursuant to employment contracts (in the case of Mr. Jeffries) or other plans or individual award agreements in the event of the NEO’s termination of employment under the circumstances described below, assuming such termination took place on February 3, 2007, the last day of Fiscal 2006. Please see page 17 for the vested stock option holdings of the NEOs as of April 17, 2007. Mr. Jeffries’ employment contract termination provisions are described on page 40 below.

Michael S. Jeffries

Normal	Cash		Benefits		Equity		Retirement
Course of Business	Severance		Continuation		Value		Plan Value(1)	Total

Severance
For Cause	$—		$—		$—	(2)	$6,750,393	$6,750,393
Voluntary	$—		$—		$—	(2)	$20,978,725	$20,978,725
Retirement	$—		$—		$—	(2)	$20,978,725	$20,978,725
Death	$—		$—		$—	(2)	$6,750,393	$6,750,393
Not for Cause	$9,000,000	(3)	$90,007	(4)	$53,846,667	(5)	$20,978,725	$83,915,399
Good Reason	$9,000,000	(3)	$90,007	(4)	$53,846,667	(5)	$20,978,725	$83,915,399
Disability	$10,200,000	(6)	$90,007	(4)	$53,846,667	(5)	$20,978,725	$83,115,399

Restrictive Covenants: Unauthorized disclosure, non-competition, non-solicitation.

	Cash		Benefits		Equity		Retirement
Change in Control	Severance(7)		Continuation		Value		Plan Value(1)	Total

Severance
For Cause	$—		$—		$81,995,282	(8)	$6,750,393	$88,745,675
Voluntary	$—		$—		$81,995,282	(8)	$20,978,725	$102,974,007
Retirement	$6,000,000	(9)	$—		$81,995,282	(8)	$20,978,725	$108,974,007
Death	$—		$—		$81,995,282	(8)	$6,750,393	$88,745,675
Walk-away	$—		$—		$81,995,282	(8)	$20,978,725	$102,974,007
Not for Cause	$9,000,000	(3)	$90,007	(4)	$81,995,282	(8)	$20,978,725	$112,064,014
Good Reason	$9,000,000	(3)	$90,007	(4)	$81,995,282	(8)	$20,978,725	$112,064,014
Disability	$10,200,000	(6)	$90,007	(4)	$81,995,282	(8)	$20,978,725	$113,264,014

(1)	Represents the present value of the vested accumulated retirement benefit under the SERP and the vested accumulated retirement benefit under the Company’s qualified and non-qualified retirement plans.

(2)	Mr. Jeffries’ also has vested stock options holdings of $324,717,412 (7,409,021 stock options multiplied by the difference between the market price of the Company’s common stock as of February 3, 2007 and the options’ exercise prices.)

(3)	Mr. Jeffries’ employment contract calls for the payment of his base salary (currently $1.5 million) for two years after his termination and the payment of the $6.0 million “stay bonus”.

(4)	Mr. Jeffries’ employment contract calls for the continuation of his benefits for two years after his termination if he is terminated by the Company other than for cause or if he leaves for good reason prior to a change in control.

(5)	Represents the portion of Mr. Jeffries’ 1,000,000 restricted stock unit “career award” that would vest based on his the number of years completed under his employment agreement.

(6)	Mr. Jeffries’ employment contract calls for the payment of his base salary (currently $1.5 million) for the first two years and 80% of salary (currently $1.2 million) for the next year and the payment of the $6 million “stay bonus”.

(7)	Mr. Jeffries’ employment contract calls for reimbursement from the Company of any “excess parachute” excise tax imposed on Mr. Jeffries as a result if a change in control. A change in control as of February 3, 2007 would not have resulted in the imposition of any such excise tax.

(8)	The value of Mr. Jeffries’ equity holdings is calculated as follows: $80,770,000 unvested restricted stock units (1,000,000 units multiplied by $80.77, the market price of the Company’s common stock as of February 3, 2007) and $1,225,282 unvested stock options (22,779 stock options multiplied by the difference between the market price of the Company’s common stock as of February 3, 2007 and the options’ exercise prices). Mr. Jeffries’ also has vested stock options holdings of $324,717,412 (7,409,021 stock options multiplied by the difference between the market price of the Company’s common stock as of February 3, 2007 and the options’ exercise prices.)

(9)	Represents the payment of Mr. Jeffries’ stay bonus.

For the other named executive officers, there are no employment contracts that provide severance either in the usual course of business or upon a change in control. Each named executive officer would receive the value of his or her accrued benefits under the Qualified or Non-Qualified Defined Contribution Plan in the event of any termination of employment (e.g. death, disability, termination with or without cause or voluntary termination by the executive). However, the Company may choose to enter into a severance agreement with an executive as consideration for entering into restrictive covenants related to prospective employers.

For severance due to change in control, in addition to the plans mentioned in the preceding paragraph, the executive would receive acceleration of vesting on all outstanding options and restricted stock units. This provision applies under both executive and non-executive company stock plans.

Michael W. Kramer

Normal	Cash	Benefits	Equity		Retirement
Course of Business	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$—		$150,170	$150,170
Death	$—	$—	$3,790,245	(2)	$172,607	$3,962,852
Disability	$—	$—	$3,790,245	(2)	$172,607	$3,962,852

	Cash	Benefits	Equity		Retirement
Change in Control	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$3,790,245	(2)	$150,170	$3,940,415
Death	$—	$—	$3,790,245	(2)	$172,607	$3,962,852
Disability	$—	$—	$3,790,245	(2)	$172,607	$3,962,852

(1)	Represents the vested accumulated retirement benefit under the Company’s qualified and non-qualified retirement plans.

(2)	The value of Mr. Kramer’s equity holdings is calculated as follows: $2,999,232 unvested restricted stock units (37,133 units multiplied by $80.77, the market price of the Company’s common stock as of February 3, 2007) and $791,013 unvested stock options (38,750 stock options multiplied by the difference between the market price of the Company’s common stock as of February 3, 2007 and the options’ exercise prices). Mr. Kramer also has vested stock option holdings of $106,937 (6,250 stock options multiplied by the difference between the market price of the Company’s common stock as of February 3, 2007 and the options’ exercise prices.)

Diane Chang

Normal	Cash	Benefits	Equity		Retirement
Course of Business	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$—		$1,946,383	$1,946,383
Death	$—	$—	$9,106,887	(2)	$1,946,383	$11,053,270
Disability	$—	$—	$9,106,887	(2)	$1,946,383	$11,053,270

	Cash	Benefits	Equity		Retirement
Change in Control	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$9,106,887	(2)	$1,946,383	$11,053,270
Death	$—	$—	$9,106,887	(2)	$1,946,383	$11,053,270
Disability	$—	$—	$9,106,887	(2)	$1,946,383	$11,053,270

(1)	Represents the vested accumulated retirement benefit under the Company’s qualified and non-qualified retirement plans.

(2)	The value of Ms. Chang’s equity holdings is calculated as follows: $7,565,161 unvested restricted stock units (93,663 units multiplied by $80.77, the market price of the Company’s common stock as of February 3, 2007) and $1,541,726 unvested stock options (64,681 stock options multiplied by the difference between the market price of the Company’s common stock as of February 3, 2007 and the options’ exercise prices). Ms. Chang also has vested stock option holdings of $1,975,838 (39,629 stock options multiplied by the difference between the market price of the Company’s common stock as of February 3, 2007 and the options’ exercise prices.)

Leslee K. Herro

Normal	Cash	Benefits	Equity		Retirement
Course of Business	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$—		$2,460,292	$2,460,292
Death	$—	$—	$9,096,129	(2)	$2,460,292	$11,556,421
Disability	$—	$—	$9,096,129	(2)	$2,460,292	$11,556,421

	Cash	Benefits	Equity		Retirement
Change in Control	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$9,096,129	(2)	$2,460,292	$11,556,421
Death	$—	$—	$9,096,129	(2)	$2,460,292	$11,556,421
Disability	$—	$—	$9,096,129	(2)	$2,460,292	$11,556,421

(1)	Represents the vested accumulated retirement benefit under the Company’s qualified and non-qualified retirement plans.

(2)	The value of Ms. Herro’s equity holdings is calculated as follows: $7,565,161 unvested restricted stock units (93,663 units multiplied by $80.77, the market price of the Company’s common stock as of February 3, 2007) and $1,530,968 unvested stock options (64,481 stock options multiplied by the difference between the market price of the Company’s common stock as of February 3, 2007 and the options’ exercise prices). Ms. Herro also has vested stock option holdings of $2,888,547 (55,981 stock options multiplied by the difference between the market price of the Company’s common stock as of February 3, 2007 and the options’ exercise prices).

James A. Yano (1)

Normal	Cash	Benefits	Equity		Retirement
Course of Business	Severance	Continuation	Value		Plan Value(2)	Total

Severance	$—	$—	$—		$73,999	$73,999
Death	$—	$—	$1,521,805	(3)	$101,572	$1,623,377
Disability	$—	$—	$1,521,805	(3)	$101,572	$1,623,377

	Cash	Benefits	Equity		Retirement
Change in Control	Severance	Continuation	Value		Plan Value(2)	Total

Severance	$—	$—	$1,521,805	(3)	$73,999	$1,595,804
Death	$—	$—	$1,521,805	(3)	$101,572	$1,623,377
Disability	$—	$—	$1,521,805	(3)	$101,572	$1,623,377

(1)	Mr. Yano terminated his employment with the Company on March 16, 2007.

(2)	Represents the vested accumulated retirement benefit under the Company’s qualified and non-qualified retirement plans.

(3)	The value of Mr. Yano’s equity holdings is calculated as follows: $1,130,780 unvested restricted stock units (14,000 units multiplied by $80.77, the market price of the Company’s common stock as of February 3, 2007) and $391,025 unvested stock options (17,500 stock options multiplied by the difference between the market price of the Company’s common stock as of February 3, 2007 and the options’ exercise prices). Mr. Yano also has vested stock option holdings of $51,975 (2,500 stock options multiplied by the difference between the market price of the Company’s common stock as of February 3, 2007 and the options’ exercise prices) which will expire on June 16, 2007.

EMPLOYMENT AGREEMENT — TERMINATION PROVISIONS

Under the Jeffries Agreement, described above under the caption “Employment Agreement” on page 29, if Mr. Jeffries’ employment is terminated by the Company for “cause” (as defined in the Jeffries Agreement) or by Mr. Jeffries other than for “good reason” (as defined in the Jeffries Agreement) prior to a change of control of the Company, Mr. Jeffries will be entitled to the following: (i) any compensation earned but not yet paid; (ii) any amounts which had been previously deferred (including any interest earned or credited thereon); (iii) reimbursement of any and all reasonable expenses incurred in connection with Mr. Jeffries’ duties and responsibilities under the Jeffries Agreement; and (iv) other or additional benefits and entitlements in accordance with applicable plans, programs and arrangements of the Company (collectively, the “Accrued Compensation”). In addition, the career share award will be immediately forfeited. If Mr. Jeffries voluntarily terminates his employment following a change of control of the Company, he would receive his Accrued Compensation and he would be paid a stay bonus in an amount equal to (a) $6 million if the termination date is on or after January 1, 2007 or (b) the product of $1.5 million and the number of completed years of service since January 30, 2003 if the termination date is on or before December 31, 2006.

Under the Jeffries Agreement, if he is terminated by the Company other than for cause or he leaves for good reason prior to a change of control of the Company, he will receive his Accrued Compensation and he will continue to receive his then current base salary and medical, dental and other associate welfare benefits for two years after the termination date. Mr. Jeffries will also receive, in a lump sum payment, any compensation in the form of incentive awards (other than the career share award) under the 1998 Associates

Stock Plan, as described in “EQUITY COMPENSATION PLANS” (or any successor plan), earned (as to the satisfaction of performance-based criteria) in respect of periods prior to and including the termination date, but not paid as of the termination date. Additionally, the career share award would become vested based on completed years of service, and he would receive a pro rated target bonus for the year of termination (but only to the extent such pro rated bonus is not payable as part of the Accrued Compensation). The Company would also pay Mr. Jeffries a stay bonus in an amount equal to the product of (a) $6 million and (b) the fraction obtained by dividing (1) the number of months of service completed by Mr. Jeffries during the period commencing on January 1, 2005 and ending on the termination date by (2) 48; provided, however, that if Mr. Jeffries’ employment is terminated by the Company without cause after December 31, 2006, Mr. Jeffries shall be entitled, in the alternative and at his option, to that portion of the full stay bonus that he would receive if he had remained employed through December 31, 2008 and if the Company’s cumulative growth in EPS at the end of the Performance Period bore the same relationship to the Earnings Target at the end of the Performance Period as the relationship between its cumulative growth in EPS and the Earnings Target as of the end of the completed fiscal year closest to the termination date. The Company would also continue to pay the premium on Mr. Jeffries’ term life insurance policy until the later of December 31, 2008 or the last day of his welfare benefits coverage.

If Mr. Jeffries’ employment is terminated by the Company other than for cause or he leaves for good reason within two years after a change of control, he will receive his Accrued Compensation, a lump sum payment equal to the base salary which would have been paid to Mr. Jeffries for a period of two years following the termination date and a pro rated target bonus for the year of termination, but only to the extent such pro rated bonus is not payable as part of the Accrued Compensation. Mr. Jeffries will also receive, in a lump sum payment, any compensation in the form of incentive awards (other than the career share award) under the 1998 Associates Stock Plan (or any successor plan), earned (as to the satisfaction of performance-based criteria) in respect of periods prior to and including the termination date, but not paid as of the termination date. Additionally, the Company will pay a $6 million stay bonus and continue to pay the premium on Mr. Jeffries’ term life insurance through the later of December 31, 2008 or the last day of his welfare benefits coverage.

If Mr. Jeffries’ employment is terminated due to his death, the Company will pay his estate or beneficiaries, as appropriate, his Accrued Compensation, a pro rated target bonus for the year of termination, but only to the extent such pro rated bonus is not payable as part of the Accrued Compensation, the $6 million stay bonus and, in addition, the career share award would become vested based on completed years of service.

If Mr. Jeffries’ employment is terminated due to his permanent and total disability, the Company will pay him his Accrued Compensation and will continue his base salary for 24 months and then 80% of his base salary for the third 12 months following the termination date (reduced by any long-term disability insurance payments he may receive). In addition, he would receive the $6 million stay bonus, and the Company would also continue to pay the premium on Mr. Jeffries’ term life insurance through the later of December 31, 2008 or the last day of his welfare benefits coverage, and the career share award would become vested based on completed years of service.

EQUITY COMPENSATION PLANS

The Company has five equity compensation plans under which its shares of Common Stock are authorized for issuance to eligible directors, officers and associates: (i) the 1996 Stock Option and Performance Incentive Plan (1998 Restatement) (the “1998 Associates Stock Plan”); (ii) the 1996 Stock Plan for Non-Associate Directors (1998 Restatement) (the “1998 Director Stock Plan”); (iii) the 2002 Stock Plan for Associates (the “2002 Associates Stock Plan”); (iv) the 2003 Stock Plan for Non-Associate Directors (the “2003 Director Stock Plan”); and (v) the 2005 Long-Term Incentive Plan (the “2005 LTIP”).

Any shares of Common Stock distributable in respect of amounts deferred by non-associate directors of the Company under the Directors’ Deferred Compensation Plan will be distributed under the 2003 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan on or after May 22, 2003 and under the 1998 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan prior to May 22, 2003.

The following table summarizes equity compensation plan information for the 1998 Associates Stock Plan, the 1998 Director Stock Plan and the 2005 LTIP, all stock holder approved, as a group and for the 2002 Associates Stock Plan and the 2003 Director Stock Plan, all non-stock holder approved, as a group, in each case as of February 3, 2007.

Equity Compensation Plans Information

Number of Shares
	Number of Shares		Remaining Available
	to be Issued Upon	Weighted-Average	for Future Issuance
	Exercise of Outstanding	Exercise Price of	Under Equity
	Stock Options	Outstanding Stock	Compensation
	and Restricted	Options and	Plans (Excluding Shares
	Stock Units	Restricted Stock Units	Reflected in Column(a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	6,932,058	$33.72	2,007,623
Equity compensation plans not approved by stockholders	3,916,122	$25.90	1,957,813

Total	10,848,180	$30.90	3,965,436

If the 2007 Long-Term Incentive Plan is approved, the approximately 2 million shares previously available under non-stockholder plans will cease to be independently available.

PROPOSAL TO APPROVE THE ABERCROMBIE AND FITCH CO.
INCENTIVE COMPENSATION PERFORMANCE PLAN

Introduction

At the annual meeting, the Company’s stockholders will be requested to consider and act upon a proposal to approve the Abercrombie & Fitch Co. Incentive Compensation Performance Plan (the “Incentive Plan”).

On March 3, 1997, the Board of Directors adopted the Incentive Plan, subject to approval by the Company’s stockholders who in turn approved the Incentive Plan on May 20, 1997. The Incentive Plan was then re-approved by stockholders on May 23, 2002. Selected associates are eligible to participate in the Incentive Plan, including the NEOs. The purpose of the Incentive Plan is to give the Company a competitive advantage in attracting, retaining and motivating key executives and associates and to provide the Company with the ability to provide incentive compensation that is linked to financial measures, which incentive compensation is not subject to the deduction limitation rules described below.

Section 162(m) of the Code limits the deductible compensation paid to covered executive officers of publicly held corporations to $1,000,000. Any taxable compensation which is recognized by an executive officer who is a “covered employee” under Section 162(m) of the Code (generally, the CEO, CFO and the next three most highly compensated executive officers of the company) is subject to the limit. However, the limit will not apply if the compensation is awarded under a stockholder-approved plan document and otherwise meets the requirements for performance-based compensation under Section 162(m) of the Code. The Company is requesting stockholder approval of the material terms of the performance goals under the Incentive Plan in order to meet the requirements for performance-based compensation under Section 162(m).

On March 30, 2007, upon the recommendation of the Compensation Committee, the Board approved the Incentive Plan with the following changes: (a) the range for annual incentive targets was changed to 5% to 150% from 10% to 150%; (b) the maximum dollar amount which could be paid in any year to any participant was increased to $5,000,000 from $3,000,000; (c) the performance goals were expanded and clarified; and (d) a “clawback” provision was added. The minimum participation rate has been lowered from 10% to 5% to allow for broader associate participation in the Incentive Plan. The maximum payment has been changed from $3 million to $5 million to reflect salary increases during the life of the Incentive Plan. The stockholders are being asked to approve the Incentive Plan containing the foregoing changes and thus approve the material terms of the performance goals. The entire text of the Incentive Plan is set out below.

ABERCROMBIE & FITCH CO.

INCENTIVE COMPENSATION PERFORMANCE PLAN

The Abercrombie & Fitch Co. Incentive Compensation Performance Plan (the “Incentive Plan”) is intended to satisfy the applicable provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Incentive Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of Abercrombie & Fitch Co. (the “Company”), which is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code. The Committee shall select those key executives of the Company with significant operating and financial responsibility and who are likely to be “covered employees” (within the meaning of Section 162(m) of the Code) for the relevant fiscal year, to be eligible to earn seasonal or annual cash incentive compensation payments to be paid under the Incentive Plan. In addition, all associates of the Company selected to participate for a given fiscal year shall be eligible to earn seasonal or annual cash incentive compensation under the Incentive Plan.

In respect of each Spring and/or Fall selling season or fiscal year, the Committee may establish performance goals for the Company. For purposes of the Incentive Plan, a “performance goal” shall mean any one or more of the following business criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) gross sales, net sales, or comparable store sales; (ii) gross margin, cost of goods sold, mark-ups or mark-downs; (iii) selling, general and administrative expenses; (iv) operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (v) net income or net income per common share (basic or diluted); (vi) inventory turnover or inventory shrinkage; (vii) return on assets, return on investment, return on capital, or return on equity; (viii) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (ix) economic profit or economic value created; (x) stock price or total stockholder return; and (xi) market penetration, geographic expansion or new concept development; customer satisfaction; staffing; diversity; training and development; succession planning; employee satisfaction; acquisitions or divestitures of subsidiaries, affiliates or joint ventures. These factors may be adjusted by the Committee to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements. These factors shall have a minimum performance standard below which no payments will be made, and a maximum performance standard above which, no additional payments will be made. These performance goals may (but need not) be based on an analysis of historical performance and growth expectations for the Company, financial results of other comparable businesses and progress toward achieving the Company’s long-range strategic plan. These performance goals and determination of results shall be based entirely on objective measures. The Committee may not use any discretion to modify award results except as permitted under Section 162(m) of the Code.

Annual incentive compensation targets may be established for eligible executives ranging from 5% to 150% of base salary. Executives may earn their target incentive compensation if the pre-established performance goals are achieved. The target incentive compensation percentage for each executive will be based on the level and functional responsibility of his or her position, size of the business for which the executive is responsible and competitive practices. The amount of incentive compensation paid to participating executives may range from zero to double their targets, based upon the extent to which performance goals are achieved or exceeded. Except as otherwise permitted by Section 162(m) of the Code, the minimum level at which a participating executive will earn any incentive payment, and the level at which an executive will bear the maximum incentive payment of double the target, must be established by the Committee no later than before 25% of the applicable bonus period has elapsed (or, if less, 90 days of such bonus period have elapsed). Actual payouts must be based on either a straight-line or pre-established graded interpolation based on these minimum and maximum levels and the performance goals. The Committee may, in its sole discretion, adjust payouts downward from the amount a covered employee is entitled to receive under the applicable formula.

At such time as it shall determine appropriate following the conclusion of each bonus period, the Committee shall certify, in writing, that the applicable performance goals were satisfied and the amount of a covered employee’s cash incentive compensation for such bonus period. No payments shall be made under the Incentive Plan until such certification has been made. Any payments under the Incentive Plan shall in all events be paid no later than the fifteenth day of the third month following the end of the fiscal year in which the applicable bonus period ends.

The maximum dollar amount to be paid for any year under the Incentive Plan to any participant may not exceed $5,000,000.

The Board may, from time to time, alter, amend, suspend or terminate the Incentive Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code. No amendments to, or termination of, the Incentive Plan shall in any way impair the rights of a covered employee under any award previously granted without such employee’s consent.

If at any time after the date on which an Incentive Plan participant has received payments under the Incentive Plan pursuant to the achievement of a performance goal, the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of such payment would not have been paid, given the correct data, then such portion of any such payment paid to the Incentive Plan participant shall be paid by such participant to the Company upon notice from the Company as provided by the Committee.

Plan Benefits

Future awards under the Incentive Plan will be made at the discretion of the Company (subject to the terms of the Incentive Plan) and, accordingly, are not yet determinable. Awards made to the NEOs under the Incentive Plan in respect of Fiscal 2006 are shown in the Summary Compensation Table on page 27 in the “Non-equity Incentive Plan Compensation” column.

REQUIRED VOTE

The Incentive Plan requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon; provided that the total vote cast on the proposal represents over 50% of all securities entitled to vote on the proposal. Under applicable rules of the NYSE, broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ABERCROMBIE AND FITCH CO. INCENTIVE COMPENSATION PERFORMANCE PLAN AS DESCRIBED HEREIN.

PROPOSAL TO APPROVE ADOPTION OF THE ABERCROMBIE & FITCH CO.
2007 LONG-TERM INCENTIVE PLAN

Subject to stockholder approval and upon recommendation of the Compensation Committee, the Board has adopted the Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan (the “2007 LTIP”). The Plan is an equity incentive plan that will allow the Company to grant awards that will comply with the requirements of

Section 162(m) of the Internal Revenue Code. Section 162(m) eliminates a federal income tax deduction for annual compensation in excess of $1 million dollars paid by the Company to any officer named in the Summary Compensation Table in any one year unless that compensation qualifies as performance-based compensation under Section 162(m). One requirement for compensation to be performance-based is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by stockholders. For purposes of Section 162(m), the material terms include (i) the associates eligible to receive compensation, (ii) a description of the business criteria on which the performance goal may be based and (iii) the maximum amount of compensation that can be paid to an associate under the performance goal. With respect to the awards under the 2007 LTIP, each of these aspects is discussed below, and stockholder approval of the plan is intended to constitute approval of each of these aspects of the plan for purposes of the approval requirements of Section 162(m). Participation in the Plan is open to all Company associates. Of the 5,000,000 shares available for issuance under the 2007 LTIP, 2,000,000 represent shares that were previously available for issuance under the Company’s non-stockholder approved Equity Compensation Plans. If the 2007 LTIP is approved by stockholders, the Company will not grant any additional awards under those non-stockholder approved plans.

The Compensation Committee believes that equity incentive grants are vital to the interests of the Company and its stockholders as they play an important role in the ability of the Company to attract and retain its associates. The Company operates in a highly competitive industry, requires creative talent not easily found and is located in a geographic area seen as less desirable by some potential associates. The Compensation Committee believes that the number of shares available under the Plan should permit it to grant necessary and appropriate equity incentives for the next three years.

The following summary of the material terms of the Plan, a copy of which is attached hereto as Appendix A, does not purport to be complete and is qualified in its entirety by the terms of the Plan.

Purpose of the 2007 LTIP.  The purpose of the 2007 LTIP is to aid the Company in attracting, retaining, motivating and rewarding certain associates of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of participants with those of stockholders.

Administration of the 2007 LTIP.  The 2007 LTIP is administered by the Compensation Committee. The Compensation Committee is composed in accordance with, and governed by, the Compensation Committee’s Charter as approved from time to time by the Board and subject to Section 303A.05 of the NYSE Listed Company Manual, and other corporate governance documents of the Company. The Compensation Committee has the power in its discretion to grant awards under the 2007 LTIP, to determine the terms thereof, to interpret the provisions of the 2007 LTIP, and to take action as it deems necessary or advisable for the administration of the 2007 LTIP.

Number of Authorized Shares.  The 2007 LTIP provides for awards during the term of the 2007 LTIP with respect to a maximum of 5,000,000 shares. Subject to the terms of the 2007 LTIP, any of the 5,000,000 shares may be granted as “incentive stock options.” The number and class of shares available under the 2007 LTIP and/or subject to outstanding awards may be equitably adjusted by the Compensation Committee in the event of various changes in the capitalization of the Company.

Eligibility and Participation.  Eligibility to participate in the 2007 LTIP is generally limited to an associate of the Company or any subsidiary or affiliate. No associate may be granted in any calendar year an award covering more than 2,000,000 shares of the Company’s Common Stock (plus any portion of such limit that was unused as of the end of the previous year). The foregoing limit is applied separately to each different type of award (stock options, stock appreciation rights, restricted stock and restricted stock units) under the 2007 LTIP.

Type of Awards Under the 2007 LTIP.  The 2007 LTIP provides that the Compensation Committee may grant awards to eligible participants in any of the following forms, subject to such terms, conditions and provisions as the Compensation Committee may determine to be necessary or desirable: (i) incentive stock options (“ISOs”); (ii) nonstatutory stock options (“NSOs”); (iii) Common Stock-settled stock appreciation rights (“SARs”); and (iv) Restricted Stock and Restricted Stock Units.

Grant of Options and SARs.  The Compensation Committee may award ISOs, NSOs (collectively, “Options”), and SARs to eligible participants. The Compensation Committee is also authorized to grant SARs in tandem with or as a component of other Awards (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) as well as SARs that are exercisable only in connection with a change of control of the Company (a “Limited SAR”).

Exercise Price of Options and SARs.  The exercise price per share of an Option will in no event be less than 100% of the fair market value per share of the Company’s Common Stock underlying the award on the date of grant. The Compensation Committee has the discretion to determine the exercise price and other terms of SARs, except that (i) the exercise price of a tandem SAR will not be less than the exercise price of the related Option, and (ii) the exercise price of a freestanding SAR will be fixed as of the date of grant, and will not be less than the fair market value of a share of Common Stock on the date of grant. Without the approval of stockholders, the Company will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” within the meaning of Section 303A.08 of the NYSE Listed Company Manual.

Vesting of Options and SARs.  The Compensation Committee has the discretion to determine when and under what circumstances an option or a SAR can be exercised.

Special Limitations on ISOs.  In the case of a grant of an Option intended to qualify as an ISO, no such Option may be granted to a participant who owns, at the time of the grant, stock representing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries (a “10% Stockholder”) unless the exercise price per share of the Company’s Common Stock subject to such ISO is at least 110% of the fair market value per share of the Company’s Common Stock on the date of grant and such ISO award is not exercisable more than five years after its date of grant. In addition, Options designated as ISOs shall not be eligible for treatment under the Internal Revenue Code as ISOs to the extent that either (i) the aggregate fair market value of shares of Common Stock (determined as of the time of grant) with respect to which such ISOs are exercisable for the first time by the participant during any calendar year exceeds $100,000 or (ii) such ISOs otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Internal Revenue Code).

Exercise of Options and SAR.  The Compensation Committee has the discretion to determine the method or methods by which an Option or SAR may be exercised. Upon the exercise of a SAR, a participant is entitled to receive shares of Common Stock having an aggregate fair market value equal to (A) the excess of (i) the fair market value of one share of Common Stock as of the date of exercise (or, in the case of a Limited SAR, the fair market value determined by reference to the change of control price stipulated by the related Award agreement), over (ii) the exercise price of the shares of Common Stock covered by the SAR, multiplied by (B) the number of shares of Common Stock covered by the SAR, or the portion thereof being exercised. Any fractional shares resulting from the exercise of a SAR will be paid in cash.

Expiration of Options and SARs.  Options and SARs will expire at such time as the Compensation Committee determines; provided, however, that no Option or SAR may be exercised more than ten years from the date of grant, except in the case of an ISO held by a 10% Stockholder, in which case such ISO may not be exercised more than five years from the date of grant.

Restricted Stock and Restricted Stock Units.  The Compensation Committee has the discretion to grant both Restricted Stock and Restricted Stock Units to participants.

The grant, issuance, retention, vesting and/or settlement of Restricted Stock and Restricted Stock Units will occur at such times and in such installments as determined by the Compensation Committee or under criteria established by the Compensation Committee. The Compensation Committee will have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Stock and Restricted Stock Units subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Compensation Committee; provided that the grant, issuance, retention, vesting and/or settlement of an award of Restricted Stock or Restricted Stock Units that is based in whole or in part on performance conditions will be subject to a performance period of not less than one year, and any award based solely on continued employment or the passage of time will vest over a period of not less than three years from the date the award is made (but such vesting may occur ratably over the three-year period). These minimum vesting conditions need not apply (i) if the participant dies, becomes disabled, retires (within the meaning of the 2007 LTIP) or in connection with a change of control, and (ii) with respect to up to an aggregate of 5% of the shares of Common Stock authorized under the 2007 LTIP, which can be granted as Restricted Stock or Restricted Stock Units without regard to such minimum vesting requirements.

Holders of Restricted Stock have all the rights of a stockholder, such as the right to vote the shares or receive dividends and other distributions, except to the extent restricted by the terms of the 2007 LTIP or any award document relating to the Restricted Stock and subject to any mandatory reinvestment or other requirement imposed by the Compensation Committee. Holders of Restricted Stock Units shall not have any such stockholder rights until shares have been issued to them upon vesting, although the Compensation Committee may provide for dividend equivalent rights.

Performance-Based Compensation.  If the Compensation Committee specifies that any grant of Restricted Stock or Restricted Stock Units is intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the grant, issuance, vesting, and/or settlement of such award will be contingent upon the achievement of a pre-established performance goal in accordance with provisions of Section 162(m) and the related regulation, as more fully described below. Achievement of performance goals will be measured over a performance period of one year or more, as specified by the Compensation Committee. A performance goal will be established not later than the earlier of (a) ninety (90) days after the beginning of any performance period applicable to such award or (b) the time that 25% of such performance period has elapsed. Settlement of performance-based awards will be in cash or Common Stock, in the Compensation Committee’s discretion. The Compensation Committee may, in its discretion, reduce the amount of a settlement otherwise to be made. Any settlement that changes the form of payment from that originally specified will be implemented in a manner such that the award and other related awards do not thereby fail to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Compensation Committee will specify the circumstances in which performance-based awards will be paid or forfeited in the event of the participant’s death, disability or retirement, in connection with a change of control or, subject to the one-year performance requirement described above in the discussion of Restricted Stock and Restricted Stock Units, in connection with any other termination of employment prior to the end of a performance period of settlement of such awards. If at any time after the date a participant has been granted or becomes vested in an award pursuant to the achievement of a performance goal, the Compensation Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that the goal has not in fact been achieved, or had been achieved to a lesser extent than originally determined and a portion of an award would not have been granted, vested or paid, given the correct data, then (i) such portion of the award that was granted shall be forfeited and any related shares (or, if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Compensation Committee, (ii) such portion of the award that became vested shall be deemed to be not vested and any related shares (or, if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Compensation Committee, and (iii) such portion of the award paid to the participant shall be paid by the participant to the Company upon notice from the Company as provided by the Compensation Committee.

For purposes of the 2007 LTIP, a “performance goal” will mean any one or more of the following business criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee:

•	Gross sales, net sales or comparable store sales;

•	Gross margin, cost of goods sold, mark-ups or mark-downs;

•	Selling, general and administrative expenses;

•	Operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	Net income or net income per common share (basic or diluted);

•	Inventory turnover or inventory shrinkage;

•	Return on assets, return on investment, return on capital, or return on equity;

•	Cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

•	Economic profit or economic value created;

•	Stock price or total stockholder return; and

•	Market penetration, geographic expansion or new concept development; customer satisfaction; staffing; diversity; training and development; succession planning; associate satisfaction; acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

Change of Control.  Unless the Board or Compensation Committee provides otherwise prior to a change of control, in the event of a change of control of the Company, the following provisions will apply to outstanding awards. In the case of an award that is not a performance-based award, in the event that (i) the acquiring or surviving entity assumes and maintains the award, but terminates the participant without cause within three months prior to or eighteen months after such change of control, or (ii) the acquiring entity does not assume and maintain such award, Options and SARs will vest immediately and be exercisable for two years following the date of termination of employment and Restricted Stock and Restricted Stock Units will vest immediately and be settled in full. In the case of performance-based awards, if fifty percent (50%) or more of the related performance period has elapsed as of the date of the change of control, the participant will be entitled to a pro-rated portion of the award based on performance through a date occurring within three months prior to the date of the change of control, as determined by the Compensation Committee prior to the change of control. If less than fifty percent (50%) of the related performance period has elapsed as of the date of the change of control, the participant will be entitled to a pro-rated portion of the target amount of the award. In no event will payment be accelerated to a date that is earlier than the earliest date as of which distribution from the 2007 LTIP would be permitted by Section 409A of the Internal Revenue Code without triggering the application of the additional tax described in Section 409A(a)(1)(B). A “change of control” means, unless otherwise specified by the Compensation Committee in an award agreement, the occurrence of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A under the Exchange Act and shall be deemed to have occurred as of the first day that any of the following conditions are met: (i) securities representing twenty percent (20%) or more of the combined voting power of the Company’s securities are acquired by a person deemed an “Acquiring Person” under the Rights Agreement dated as of July 16, 1998, as amended, between the Company and National City Bank, (ii) the Company merges or consolidates with another company, unless the voting securities of the Company immediately prior to the merger or consolidation continue to represent eighty percent (80%) or more of the combined voting power of the Company or surviving entity, (iii) more than fifty percent (50%) of the Company’s assets or earning power on a consolidated basis is sold, exchanged, leased, mortgaged, pledged, transferred, or otherwise disposed of, (iv) the Company is completely liquidated or dissolved, (v) any reorganization, reverse stock split or recapitalization occurs that would result in a change of control (as defined), or (vi) any transaction or series of related transactions occurs having, directly or indirectly, the same effect as any of the foregoing.

Certain Events of Forfeiture.  Unless otherwise determined by the Compensation Committee, awards granted under the 2007 LTIP to participants, other than non-associate directors, are subject to forfeiture in the event of the participant’s breach of certain restrictive covenants. Specifically, in the event of such a breach, the unexercised portion of any Option (whether or not vested) and any other award not yet settled will be immediately forfeited, and the participant will be required to repay any award gain (as defined below) realized by the participant upon exercise or settlement of awards that occurred on or after (i) the date six months prior to the date the associate breached the restrictive covenant, if the breach occurred while he was still employed by the Company, or (ii) the date six months prior to his termination of employment if the breach occurred after the associate’s employment terminated. Such a breach will occur if, during his employment with the Company or during the one-year period following his termination of employment, he (i) competes with the Company, induces customers or suppliers to abandon their relationship with the Company, or induces other associates to terminate their employment with the Company, or (ii) discloses certain confidential or proprietary information of the Company, or (iii) fails to cooperate with the Company, including in connection with certain legal proceedings and actions. “Award gain” is defined for this purpose as (i) in the case of an Option, the spread between the fair market value on the exercise date of the underlying Common Stock and the exercise price, multiplied by the number of shares exercised on that date, and (ii) in all other cases, the fair market value of the Common Stock or cash payable under the award, less certain consideration paid by the participant to settle the award.

Nontransferability of Awards.  No award or other right or interest of a participant under the 2007 LTIP shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such participant otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a participant, and such awards or rights that may be exercisable shall be exercised during the lifetime of the participant only by the participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the participant, and may be exercised by such transferees in accordance with the terms of such award, but only if and to the extent such transfers are permitted by the Compensation Committee, subject to any terms and conditions which the Compensation Committee may impose thereon.

Tax Withholding and Tax Offset Payments.  The Compensation Committee is authorized to withhold from awards and related payments (including Common Stock distributions) amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an award by withholding Common Stock or other property, requiring a participant to remit to the Company an amount in cash or other property (including Common Stock) to satisfy such withholding requirements or by taking certain other actions. The Company can delay the delivery to a participant of Common Stock under any award to allow it to determine the amount of withholding to be collected and to collect and process such withholding.

Term of 2007 LTIP.  Unless earlier terminated by the Board, the authority of the Compensation Committee to make grants under the 2007 LTIP shall terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the 2007 LTIP.

Amendment and Termination.  The Board may suspend, amend or terminate the 2007 LTIP; provided, however, that the Company’s stockholders will be required to approve any amendment (i) to the extent required by law or NYSE Rules, (ii) that would materially increase the aggregate number of shares issuable under the 2007 LTIP, (iii) that would alter the 2007 LTIP’s provisions restricting the Company’s ability to grant Options or SARs with an exercise price that is not less than the fair market value of the underlying Common Stock, or (iv) in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing” as such term is used in Section 303A.08 of the NYSE Listed Company Manual.

Awards granted prior to a termination of the 2007 LTIP will continue in accordance with their terms following such termination. No amendment, suspension or termination of the 2007 LTIP will adversely affect the rights of a participant in awards previously granted without such participant’s consent.

New 2007 LTIP Benefits.  All grants of awards under the 2007 LTIP will be made in the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received under the 2007 LTIP are not presently determinable.

Federal Income Tax Consequences.  The following is a brief summary of the general federal income tax consequences to the Company and to U.S. taxpayers of awards granted under the 2007 LTIP as of May 2007. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A participant’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time.

NSOs and SARs.  No taxable income is reportable when a NSO or SAR is granted. Upon exercise, generally, the recipient will have ordinary income equal to the fair market value of the underlying shares of Common Stock on the exercise date minus the exercise price. Any gain or loss upon the disposition of the Common Stock received upon exercise will be capital gain or loss to the recipient.

ISOs.  No taxable income is reportable when an ISO is granted or exercised (except for participants who are subject to the alternative minimum tax who may be required to recognize income in the year in which the ISO is exercised). If the recipient exercises the ISO and then sells the underlying shares of Common Stock more than two years after the grant date and more than one year after the exercise date, the excess of the sale price over the exercise price will be taxed as capital gain or loss. If the recipient exercises the ISO and sells the shares before the end of the two- or one-year holding periods, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the ISO.

Restricted Stock and Restricted Stock Units.  A recipient of Restricted Stock or Restricted Stock Units will not have taxable income upon the grant unless, in the case of Restricted Stock, he or she elects to be taxed at that time. Instead, generally, he or she will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares.

Section 280G/4999 of the Internal Revenue Code.  Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G and Section 4999 of the Internal Revenue Code and, to such extent, will be non-deductible by the Company and subject to a 20% excise tax by the participant.

Tax Effect for the Company.  The Company generally will receive a tax deduction for any ordinary income recognized by a participant in respect of an award under the 2007 LTIP (for example, upon the exercise of a NSO). In the case of ISOs that meet the requirements described above, the associate will not recognize ordinary income; therefore, Company will not receive a deduction. Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1 million. The Company can, however, preserve the deductibility of compensation over $1 million if certain conditions for qualification as performance-based compensation under Section 162(m) are met. These conditions include stockholder approval of the 2007 LTIP, stockholder approval of limits on the number of awards that any individual may receive, granting Options and SARs with an exercise price no less than the fair market value of the stock on the date of grant and, for awards other than Options and SARs, establishing performance criteria that must be met before the award will actually be granted, be settled, vest or be paid. The 2007 LTIP has been designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m). As described above, the Company’s deduction may also be limited by Section 280G of the Internal Revenue Code.

REQUIRED VOTE

The 2007 LTIP requires the approval of the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon; provided that the total vote cast on the proposal represents over 50% of all securities entitled to vote on the proposal. Under applicable rules of the NYSE, broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2007 LONG-TERM INCENTIVE PLAN AS SET FORTH IN APPENDIX A.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee for the Fiscal Year Ended February 3, 2007

Management of the Company has the responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the Company’s annual financial statements included in the Form 10-K and issuing an attestation report on management’s assessment of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim financial statements included in the Forms 10-Q. The Audit Committee’s responsibility is to provide independent, objective oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal auditors and independent registered public accounting firm and the annual independent audit of the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit and PwC throughout the year. Since the beginning of the fiscal year, the Audit Committee met with internal audit and PwC with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s system of internal control over financial reporting, including management’s and PwC’s reports thereon and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. Throughout that period, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies. In addition, the Audit Committee reviewed and discussed with PwC all matters required by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as modified.

The Audit Committee has received from PwC the written disclosures and a letter describing all relationships between PwC and the Company and its subsidiaries that might bear on PwC’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified. The Audit Committee has discussed with PwC any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of PwC, and the Audit Committee has satisfied itself as to PwC’s independence.

Management and PwC have represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the fiscal year ended February 3, 2007 were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and PwC.

Based on the Audit Committee’s discussions with management and PwC and its review of the report of PwC to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007 filed with the SEC on March 30, 2007.

Submitted by the Audit Committee of the Board of Directors:

James B. Bachmann (Chair)	Lauren J. Brisky
John A. Golden	Allan A. Tuttle

Pre-Approval Policy

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to ensure that they do not impair the independence of the independent registered public accounting firm from the Company. The SEC Rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Annually, the Company’s management and the independent registered public accounting firm jointly submit to the Audit Committee an Audit and Non-Audit Services Matrix (the “Matrix”) specifying the categories of audit and permitted non-audit services of which management may wish to avail itself. The Audit Committee reviews the Matrix and either approves or rejects specific categories of services. Management and the independent registered public accounting firm then revise the Matrix to include only those categories of services approved by the Audit Committee. The specific services within those categories must be pre-approved as described below.

Annually, Company management and the independent registered public accounting firm jointly submit to the Audit Committee an Annual Pre-Approval Request (the “Pre-Approval Request”) listing all known and/or anticipated audit and permitted non-audit services for the upcoming fiscal year. The Pre-Approval Request lists these specific services by category in accordance with the Matrix, describes them in reasonable detail and includes an estimated budget (or budgeted range) of fees.

The Audit Committee reviews the Pre-Approval Request with both Company management and the independent registered public accounting firm. A final list of annual pre-approved services and budgeted fees is then prepared and distributed by management to appropriate Company personnel and by the independent registered public accounting firm to the partners who provide services to the Company. The pre-approval of non-audit services contained in the Pre-Approval Request is merely an authorization for management potentially to use the independent registered public accounting firm for the approved services and allowable services. Management has the discretion to engage either the independent registered public accounting firm or another provider for each listed non-audit service. The Audit Committee, with input from management, has the responsibility to set the terms of the engagement, negotiate the fees (within the approved budget range) and execute the letters of engagement.

During the course of each fiscal year, there may be additional non-audit services that are identified by Company management as desired but which were not included in the annual Pre-Approval Request. The Audit Committee designates two members with the authority to pre-approve interim requests for additional non-audit services. Prior to engaging the independent registered public accounting firm for such additional non-audit services, management submits a request for approval of the non-audit services to the designated Audit Committee members who will approve or deny the request and so notify management. These interim pre-approval procedures may be used only for non-audit services that are less than $100,000. Requests for additional non-audit services greater than $100,000 must be approved by the full Audit Committee. At each subsequent Audit Committee meeting, the designated Audit Committee members are to report any interim non-audit service pre-approvals since the last Audit Committee meeting.

Fees of Independent Registered Public Accounting Firm

Fees billed for services rendered by PwC for each of Fiscal 2006 and Fiscal 2005 were as follows:

	2006	2005

Audit Fees	$967,600	$800,400
Audit-Related Fees	17,700	21,100
Tax Fees	22,100	48,300
All Other Fees	98,600	69,100

Total	$1,106,000	$938,900

Audit Fees represent fees for professional services rendered by PwC in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

The audit fees for Fiscal 2005 also include fees related to the review of the Jeffries Agreement and the preparation of the Company’s 2005 Registration Statement on Form S-8 filed with respect to the 2005 LTIP.

Audit-Related Fees for Fiscal 2006 represent fees relating to special projects and fees in Fiscal 2005 relate to agreed upon procedures carried out by PwC in relation to the Company’s Proxy Statement for the 2005 Annual Meeting of Stockholders.

Tax Fees represent fees relating to tax consulting services.

All Other Fees represent fees relating to country of origin-factory site verification services.

All of the services rendered by PwC to the Company and its subsidiaries during Fiscal 2006 and Fiscal 2005 were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As noted above, PwC served as the Company’s independent registered public accounting firm during Fiscal 2006 and, in that capacity, rendered reports on the Company’s consolidated financial statements and internal control over financial reporting as of and for the fiscal year ended February 3, 2007. Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has reappointed PwC as independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting for the current fiscal year. Although the Company’s governing documents do not require the submission of PwC’s appointment to stockholders, the Company believes it is desirable to seek such ratification. The Audit Committee and the Board of Directors recommend that the stockholders vote “FOR” ratification of the appointment of PwC. If the appointment of PwC is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

Representatives of PwC are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

REQUIRED VOTE

The ratification of the appointment of PwC as the Company’s independent registered public accounting firm requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon; provided that the total vote cast on the proposal represents over 50% of all securities entitled to vote on the proposal. Under applicable rules of the NYSE, broker non-votes, if any, will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF PwC.

STOCKHOLDER PROPOSALS

Stockholders of the Company seeking to bring business before the 2008 Annual Meeting of Stockholders, or to nominate candidates for election as directors at that annual meeting, must provide timely notice thereof in writing. The Company’s Amended and Restated Bylaws specify certain requirements that must be complied with in order for a stockholder’s notice to be in proper written form. Under the Company’s Bylaws, to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company no later than January 11, 2008 nor earlier than December 12, 2007. The requirements applicable to nominations are described above in “ELECTION OF DIRECTORS — Director Nominations.” In addition, a stockholder who seeks to have any proposal included in the Company’s Proxy Statement related to the 2008 Annual Meeting must comply with the requirements of Regulation 14A under the Exchange Act, including Rule 14a-8 thereof. Under Rule 14a-8, to be timely, a stockholder’s proposal must be received at the Company’s principal executive offices no later than the close of business on January 11, 2008.

Proposals by stockholders intended to be presented at the 2008 Annual Meeting should be mailed to Abercrombie & Fitch Co., 6301 Fitch Path, New Albany, Ohio 43054, Attention: Secretary.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Only one copy of the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders and one copy of the Annual Report to Stockholders for the 2006 fiscal year are being delivered to multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate form of proxy and a separate Notice of Annual Meeting of Stockholders is being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate Annual Report to Stockholders and/or a separate Proxy Statement for the 2007 Annual Meeting or in the future, or have questions regarding the householding process, may contact the Company’s transfer agent; National City Bank, by calling 1-800-622-6757, or by forwarding a written request addressed to National City Bank, Locator 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900. Promptly upon request, additional copies of the Annual Report to Stockholders for the 2006 fiscal year and/or a separate Proxy Statement for the 2007 Annual Meeting will be sent. By contacting National City Bank, registered stockholders sharing an address can also request delivery of a single copy of annual reports to stockholders or proxy statements in the future if registered stockholders at the shared address are receiving multiple copies.

Many broker/dealers and other holders of record have also instituted “householding” (delivery of one copy of materials to multiple stockholders who share an address). If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the Proxy Statement or our Annual Report to Stockholders for the 2006 fiscal year or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action by the stockholders at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter requiring a vote of the stockholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing.

It is important that your form of proxy be submitted promptly. If you do not expect to attend the Annual Meeting in person, please fill in, sign and return the enclosed form of proxy in the self-addressed envelope furnished herewith or vote through the Internet or by telephone in accordance with the instructions on the enclosed form of proxy.

By Order of the Board of Directors,

Michael S. Jeffries
Chairman and Chief Executive Officer

APPENDIX A

ABERCROMBIE & FITCH CO.

2007 LONG-TERM INCENTIVE PLAN

ABERCROMBIE & FITCH CO.

2007 LONG-TERM INCENTIVE PLAN

1. Purpose.  The purpose of this 2007 Long-Term Incentive Plan (the “Plan”) is to aid Abercrombie & Fitch Co., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding certain employees of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock based incentives for Participants.

2. Definitions.  In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Limit” shall have the meaning specified in Section 5(b).

(b) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, or Deferred Stock Award together with any related right or interest, granted to a Participant under the Plan.

(c) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(d) “Board” means the Company’s Board of Directors.

(e) “Change of Control” has the meanings specified in Section 9.

(f) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(g) “Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or the Plan. The full Board may perform any function of the Committee hereunder except to the extent limited under Section 303A.05 of the Listed Company Manual, in which case the term “Committee” shall refer to the Board.

(h) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j).

(i) “Effective Date” means the effective date specified in Section 11(q).

(j) “Eligible Person” has the meaning specified in Section 5.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(l) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing price per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day as of which such value is being determined or, if there is no closing price on that day, then the closing price on the last previous day on which a closing price was reported.

(m) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(n) “Option” means a right, granted under the Plan, to purchase Stock.

(o) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(p) “Restricted Stock” means Stock granted under the Plan which is subject to certain restrictions and to a risk of forfeiture.

(q) “Restricted Stock Unit” or “RSU” means a right, granted under the Plan, to receive Stock, cash or other Awards or a combination thereof at the end of a specified deferral period.

(r) “Retirement” means, unless otherwise stated by the Committee (or the Board) in an applicable Award agreement, Participant’s voluntary termination of employment (with the approval of the Board) after achieving 65 years of age.

(s) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(t) “Stock” means the Company’s Common Stock, par value $0.01 per share, and any other equity securities of the Company or other issuer that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(u) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

3. Administration.

(a) Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto (including outstanding Awards); to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders.

(b) Manner of Exercise of Committee Authority.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to Awards, to process or oversee the issuance of Stock under Awards, to interpret and administer the terms of Awards and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Awards under the Plan, (ii) to take any action that would result in the loss of an exemption under Rule 16b-3 for Awards granted to or held by Participants who at the time are subject to Section 16 of the Exchange Act in respect of the Company or that would cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, (iii) to take any action inconsistent with Section 157 and other applicable provisions of the Delaware General Corporation Law, or (iv) to make any determination required to be made by the Committee under the New York Stock Exchange corporate governance standards applicable to listed company compensation committees (currently, Rule 303A.05). Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee established pursuant to Section 1.3(a) and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval or modification by the Committee.

(c) Limitation of Liability.  The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery.  The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 5,000,000. Subject to limitations provided in Section 6(b)(iv), any of the 5,000,000 authorized shares may be granted as ISOs. The total number of shares available is subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b). To the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the Award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will be available under the Plan; and shares that are withheld from such an Award or separately surrendered by the Participant in payment of any exercise price or taxes relating to such an Award shall be deemed to constitute shares not delivered to the Participant and will be available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a subsidiary or affiliate combines, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility.  Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Company or any subsidiary or affiliate, including any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan, if so determined by the Committee. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines, who will become Eligible Persons are eligible for grants of substitute awards granted in assumption of or in substitution for such outstanding awards previously granted under the Plan in connection with such acquisition or combination transaction, if so determined by the Committee.

(b) Per-Person Award Limitations.  In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards under each of Section 6(b), 6(c), 6(d), or 6(e) relating to up to his or her Annual Limit (such Annual Limit to apply separately to the type of Award authorized under each specified subsection). A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal two million (2,000,000) shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 11(c).

6. Specific Terms of Awards.

(a) General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price.  The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that, notwithstanding anything contained herein to the contrary such exercise price shall be (A) fixed as of the grant date, and (B) not less than the Fair Market Value of a share of Stock on the grant date. Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines, may be granted with an exercise price per share of Stock other than as required above.

(ii) No Repricing.  Without the approval of stockholders, the Committee will not amend or replace previously granted Options in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.

(iii) Option Term; Time and Method of Exercise.  The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part, provided that, notwithstanding anything contained herein to the contrary, the sole and exclusive basis for determining both the vesting and exercisability of an option will be the passage of a specific period of time or the occurrence or non-occurrence of certain specific performance related or non-performance related events (e.g. death, disability, termination of employment and Change of Control). In addition, the Committee shall determine the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(k) and 11(l)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants.

(iv) ISOs.  Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an ISO: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the purchase price of such Option must be at least 110 percent of the fair market value of the Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries. Notwithstanding anything in this Section 6 to the contrary, Options designated as ISOs shall not be eligible for treatment under the Code as ISOs to the extent that either (iii) the aggregate fair market value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (iv) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

(c) Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, shares of Stock having a value equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change of Control Price, as defined under the applicable award agreement) over (B) the exercise or settlement price of the SAR as determined by the Committee. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6(b). The per share price for exercise or settlement of SARs (including both tandem SARs and freestanding SARs) shall be determined by the Committee, but in the case of SARs that are granted in tandem to an Option shall not be less than the exercise price of the Option and in the case of freestanding SARs shall be (A) fixed as of the grant date, and (B) not less than the Fair Market Value of a share of Stock on the grant date.

(ii) No Repricing.  Without the approval of stockholders, the Committee will not amend or replace previously granted SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.

(iii) Other Terms.  The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on future service requirements), the method of exercise, method of settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not a SAR shall be free-standing or in tandem or combination with any other Award. Limited SARs that may only be exercised in connection with a Change of Control or termination of service following a Change of Control as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(d) Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions.  Subject to Section 6(d)(ii), Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). Upon any forfeiture of Restricted Stock a Participant shall cease to have any rights of a stockholder and shall return any certificates representing such Restricted Stock to the Company.

(ii) Limitation on Vesting.  The grant, issuance, retention, vesting and/or settlement of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Stock subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of a Restricted Stock Award that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment or the passage of time shall vest over a period not less than three years from the date the Award is made, provided that such vesting may occur ratably over the three-year period. The foregoing minimum vesting conditions need not apply (A) in the case of the death, disability or Retirement of the Participant or termination in connection with a Change of Control, and (B) with respect to up to an aggregate of 5% of the shares of Stock authorized under the Plan, which may be granted (or regranted upon forfeiture) as Restricted Stock or RSUs without regard to such minimum vesting requirements.

(iii) Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units.  The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

(i) Award and Restrictions.  Subject to Section 6(e)(ii), RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. A Participant granted RSUs shall not have any of the rights of a stockholder, including the right to vote, until Stock shall have been issued in the Participant’s name pursuant to the RSUs, except that the Committee may provide for dividend equivalents pursuant to Section 6(e)(iii) below).

(ii) Limitation on Vesting.  The grant, issuance, retention, vesting and/or settlement of RSUs shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of RSUs subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of an RSU that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment or the passage of time shall vest over a period not less than three years from the date the Award is made, provided that such vesting may occur ratably over the three-year period. The foregoing minimum vesting conditions need not apply (A) in the case of the death, disability or Retirement of the Participant or termination in connection with a Change of Control, and (B) with respect to up to an aggregate of 5% of the shares of Stock authorized under the Plan, which may be granted (or regranted upon forfeiture) as Restricted Stock or RSUs without regard to such minimum vesting requirements.

(iii) Dividend Equivalents.  Unless otherwise determined by the Committee, dividend equivalents on the specified number of shares of Stock covered by an Award of RSUs shall be either (A) paid with respect to such RSUs at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such RSUs, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

7. Performance-Based Compensation.

(a) Performance Goals Generally.  If the Committee specifies that any Restricted Stock or RSU Award is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, issuance, vesting and/or settlement of such Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7. The performance goal for such Awards shall consist of one or more business criteria and the level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7. The performance goal shall be an objective business criteria enumerated under Section 7(c) and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain”. Performance goals may differ for Awards granted to any one Participant or to different Participants.

(b) Timing for Establishing Performance Conditions.  A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such performance-based Award or (B) the time 25% of such performance period has elapsed.

(c) Business Criteria.  For purposes of this Plan, a “performance goal” shall mean any one or more of the following business criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee:

(1) gross sales, net sales, or comparable store sales;

(2) gross margin, cost of goods sold, mark-ups or mark-downs;

(3) selling, general and administrative expenses;

(4) operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

(5) net income or net income per common share (basic or diluted);

(6) inventory turnover or inventory shrinkage;

(7) return on assets, return on investment, return on capital, or return on equity;

(8) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

(9) economic profit or economic value created;

(10) stock price or total stockholder return; and

(11) market penetration, geographic expansion or new concept development; customer satisfaction; staffing; diversity; training and development; succession planning; employee satisfaction; acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

(d) Written Determinations.  Determinations by the Committee as to the establishment of performance conditions, the amount potentially payable in respect of performance-based Awards, the level of actual achievement of the specified performance conditions relating to such Awards, and the amount of any final Award shall be recorded in writing in the case of Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the performance-based Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

(e) Settlement of performance-based Awards; Other Terms.  Settlement of performance-based Awards shall be in cash or Stock, in the Committee’s discretion. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of a Participant’s death, disability or Retirement, in connection with a Change of Control or, subject to the one-year performance condition set forth in Sections 6(d)(ii) and (e)(ii), in connection with any other termination of employment prior to the end of a performance period or settlement of such Awards.

(f) Right of Recapture.  If at any time after the date on which a Participant has been granted or becomes vested in an Award pursuant to the achievement of a performance goal under Section 7(c), the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Award would not have been granted, vested or paid, given the correct data, then (i) such portion of the Award that was granted shall be forfeited and any related shares (or if such shares were disposed of the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Award that became vested shall be deemed to be not vested and any related shares (or if such shares were disposed of the cash equivalent) shall be returned to the Company as provided by the Committee, and (iii) such portion of the Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.

8. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, and Tandem Awards.  Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b) Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(iii) and 6(c)(iii) or elsewhere in the Plan.

(c) Form and Timing of Payment under Awards.  Subject to the terms of the Plan (including Sections 11(k) and (l)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events, subject to Sections 6(b)(iv), 11(k) and 11(l).

9. Change of Control.

(a) Impact of Event.  Unless the Board or Committee provides otherwise (either at the time of grant of an Award or thereafter) prior to a Change of Control, this Section 9(a) shall govern the treatment of any Option, SAR, Restricted Stock or RSU, the exercisability, vesting and/or settlement of which is based solely upon continued employment or passage of time. In the case of an Award subject to this Section 9(a) that the acquiring or surviving company in the Change of Control assumes upon and maintains following the Change of Control (which Award shall be adjusted as to the number and kind of shares as may be determined appropriate by the Committee prior to the Change of Control), if there occurs an involuntary termination without cause of the Participant holding such Award (excluding voluntary resignation, death, disability or Retirement) within three months prior to or eighteen months following the Change of Control such Award shall be treated as provided in clause (i) or (ii) of this Section 9(a), as applicable. In the case of an Award subject to this Section 9(a) that the acquiring or surviving company in the Change of Control does not assume upon the Change of Control, immediately prior to the Change of Control such Award shall be treated as provided in clause (i) or (ii) of this Section 9(a), as applicable. The treatment provided for under this Section 9(a) is as follows:

(i) in the case of an Option or SAR, the Participant shall have the ability to exercise such Option or SAR, including any portion of the Option or SAR not previously exercisable, until the earlier of the expiration of the Option or SAR under its original term and a date that is two years (or such longer post-termination exercisability term as may be specified in the Option or SAR) following such date of termination of employment; and

(ii) in the case of Restricted Stock or RSUs, the Award shall become fully vested and shall be settled in full. The Committee may also, through the terms of an Award or otherwise, provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award which shall only be effective if, upon the announcement of a transaction intended to result in a Change of Control, no provision is made in such transaction for the assumption and continuation of outstanding Awards.

(b) Effect of Change of Control upon performance-based Awards.  Unless the Committee specifies otherwise in the terms of an Award prior to a Change of Control, this Section 9(b) shall control the treatment of any Restricted Stock or RSU if at the time of the Change of Control the grant, issuance, retention, vesting and/or settlement of such Award is based in whole or in part on performance criteria and level of achievement versus such criteria. In the case of an Award subject to this Section 9(b) in which fifty percent (50%) or more of the performance period applicable to the Award has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of such Award based upon performance through a date occurring within three months prior to the date of the Change of Control, as determined by the Committee prior to the Change of Control, and pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change of Control. In the case of an Award subject to this Section 9(b) in which less than fifty percent (50%) of the performance period applicable to the Award has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of the target amount of such Award, as determined by the Committee prior to the Change of Control, pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change of Control. The Committee may determine either in advance or at the time of the Change of Control the treatment of the pro-rata portion of an Award attributable to the portion of the performance period occurring after the date of the Change of Control.

Notwithstanding the foregoing, in no event shall the treatment specified in Sections 9(a) and (b) apply with respect to an Award prior to the earliest to occur of (A) the date such amounts would have been distributed in the absence of the Change of Control, (B) a Participant’s “separation from service” (as defined under Section 409A of the Code) with the Company (or six months thereafter for “specified employees”), (C) the Participant’s death or “disability” (as defined in Section 409A(a)(2)(C) of the Code), or (D) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Section 409A of the Code, if and to the extent that the Committee determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 9(b)(A), (B), (C) or (D) would be the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

(c) Definition of Change of Control.  For purposes of the Plan, the term “Change of Control” shall mean, unless otherwise defined in an Award agreement, an occurrence of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change of

Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

(i) any person is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities and such person would be deemed an “Acquiring Person” for purposes of the Rights Agreement dated as of July 16, 1998, as amended, between the Company and National City Bank, as successor Rights Agent (the “Rights Agreement”); or

(ii) any of the following occur: (A) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 80% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (B) any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (C) any complete liquidation or dissolution of the Company; (D) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change of Control as otherwise defined herein; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

10. Additional Award Forfeiture Provisions.

(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements.  Unless otherwise determined by the Committee, each Award granted shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i) The unexercised portion of each Option held by the Participant, whether or not vested, and any other Award not then settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section, the term “Award Gain” shall mean (i), in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

(b) Events Triggering Forfeiture.  The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during Participant’s employment by the Company or a subsidiary or affiliate, or during the one-year period following termination of such employment:

(i) Participant, acting alone or with others, directly or indirectly, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate; (B) induces any customer or supplier of the Company or a subsidiary or affiliate, with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii) Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate, any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by Participant’s breach of this provision), except as required by law or pursuant to legal process, or Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii) Participant fails to cooperate with the Company or any subsidiary or affiliate in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested.

(c) Agreement Does Not Prohibit Competition or Other Participant Activities.  Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries and affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 10(a) and 10(b).

(d) Committee Discretion.  The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11. General Provisions.

(a) Compliance with Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change of Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change of Control.

(b) Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.  In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock or other securities of the Company or other issuer which are subject to the Plan, (ii) the number and kind of shares of Stock or other securities of the Company or other issuer by which annual per-person Award limitations are measured under Section 5, including the share limits applicable to non-employee director Awards under Section 5(c), (iii) the number and kind of shares of Stock or other securities of the Company or other issuer subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, settlement price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Sections 11(k) and 11(l)) or other Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets affecting any performance conditions), or in response to changes in applicable laws, regulations, or accounting principles; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, Restricted Stock or RSUs granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Tax Provisions.

(i) Withholding.  The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an Award, or to require a Participant to remit to the Company an amount in cash or other property (including Stock) to satisfy such withholding before taking any action with respect to an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. The Company can delay the delivery to a Participant of Stock under any Award to the extent necessary to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.

(ii) Required Consent to and Notification of Code Section 83(b) Election.  No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).  If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan.  The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action:

(i) if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted; or

(ii) if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan; or

(iii) if such amendment would alter the provisions of the Plan restricting the Company’s ability to grant Options or SARs with an exercise price that is not less than the Fair Market Value of Stock; or

(iv) in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange. The Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Board (or any Committee) action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant). With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

(f) Right of Setoff.  The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts.  To the extent that any Award is deferred compensation, the Plan is intended to constitute an “unfunded” plan for deferred compensation with respect to such Award. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. In addition, nothing herein shall prevent the Committee from authorizing the payment in cash of any amounts with respect to forfeited Awards. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m).  It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Section 7, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to an Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Certain Limitations on Awards to Ensure Compliance with Code Section 409A.  Notwithstanding anything herein to the contrary, any Award that is deferred compensation within the meaning of Code Section 409A shall be automatically modified and limited to the extent that the Committee determines necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

(l) Certain Limitations Relating to Accounting Treatment of Awards.  Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Sections 8(c), 11(c) and 11(d)) is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to fixed accounting with a measurement date at the date of grant under Statement of Financial Accounting Standards No. 123(R) shall not become subject to “variable” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such “variable” accounting.

(m) Governing Law.  The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(n) Awards to Participants Outside the United States.  The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(n) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(o) Limitation on Rights Conferred under Plan.  Neither the Plan nor any action taken thereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(p) Severability; Entire Agreement.  If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(q) Plan Effective Date and Termination.  The Plan shall become effective if, and at such time as, the stockholders of the Company have approved it in accordance with applicable law and stock exchange requirements. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan or as set forth above and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

VOTE BY INTERNET - www.proxyvote.com
ABERCROMBIE & FITCH CO. PO BOX 182168 COLUMBUS, OH 43218
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Abercrombie & Fitch Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Abercrombie & Fitch Co., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ABRFT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
   ABERCROMBIE & FITCH CO.

DIRECTORS RECOMMEND: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES:
	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. 01) JOHN A. GOLDEN 02) EDWARD F. LIMATO	All	All	Except

	☐	☐	☐

DIRECTORS RECOMMEND: A VOTE FOR ADOPTION OF THE FOLLOWING PROPOSALS:		For	Against	Abstain

2.	TO APPROVE THE ABERCROMBIE & FITCH CO. INCENTIVE COMPENSATION PERFORMANCE PLAN.	☐	☐	☐

3.	TO APPROVE THE ABERCROMBIE & FITCH CO. 2007 LONG-TERM INCENTIVE PLAN.	☐	☐	☐

4.	TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.	☐	☐	☐

Please sign exactly as your name appears hereon. When shares are registered in two names, both stockholders should sign. When signing as attorney, executor, administrator, guardian or trustee, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership or other entity, please sign in entity name by authorized person. (Please note any change of address on this proxy card.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 13, 2007
The undersigned holder(s) of shares of Class A Common Stock of Abercrombie & Fitch Co. (the “Company”) hereby constitutes and appoints Michael S. Jeffries and David S. Cupps, or either of them, the proxy or proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 13, 2007, at the Company’s executive offices located at 6301 Fitch Path, New Albany, Ohio 43054, at 10:00 a.m., Eastern Daylight Time, and any adjournment and to vote all of the shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournment as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such shares with discretionary authority on all other business that may properly come before the Annual Meeting and any and all adjournments thereof. If no direction is made, the proxies will vote “FOR” the election of the directors listed in Item 1 and “FOR” the adoption of the proposals in Items 2, 3 and 4, and in accordance with the recommendations of the Board of Directors.
All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 13, 2007 meeting and the Annual Report to Stockholders for the fiscal year ended February 3, 2007.